Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

MATTRESS FIRM, INC.,

MATTRESS LIQUIDATORS, INC.,

DAVID DOLAN

AND

SARAH THOMAS

April 25, 2014

i

TABLE OF CONTENTS

(continued)

SCHEDULES:
Schedule 1.1	Specific Permitted Encumbrances
Schedule 1.1(b)	Seller Facilities
Schedule 1.1(c)(i)	Existing Leases
Schedule 1.1(c)(iii)	Assigned Contracts
Schedule 1.1(k)	Vehicles
Schedule 1.2(a)	Excluded Assets
Schedule 1.3	Vehicle Liabilities
Schedule 2.2(b)	Calculation of Base Amount
Schedule 2.3	Vendor Payments
Schedule 4.1(c)	Third Party and Governmental Consents (Seller)
Schedule 4.1(d)	Capitalization
Schedule 4.1(f)	Financial Statements
Schedule 4.1(g)(i)	Encumbrances to be Released at Closing
Schedule 4.1(g)(ii)	Assets used in the Operation and Conduct of the Business
Schedule 4.1(g)(iii)	Intellectual Property
Schedule 4.1(h)	Oral Contracts
Schedule 4.1(i)	Employees
Schedule 4.1(k)	Subsequent Events
Schedule 4.1(n)(i)	Tax Matters
Schedule 4.1(o)	Environmental Matters
Schedule 4.1(p)(ii)	Exercise of Renewal Options
Schedule 4.1(p)(iii)	Assumed Leases
Schedule 4.1(q)	Insurance
Schedule 5.7	Renewal Option Notices
Schedule 8.1(d)	Material Assumed Leases

EXHIBITS:
Exhibit A	Form of Promissory Note

DEFINED TERMS

401(k) Plan	Section 4.1(j)
Agreement	Preamble
Allocation Schedule	Section 1.5
Assets	Section 1.1
Assigned Contracts	Section 1.1(c)
Assignments	Section 3.5(b)
Assumed Leases	Section 1.1(c)
Assumed Liabilities	Section 1.3
Bannock Lease	Section 3.5(t)
Base Amount	Section 2.2(b)
Basket	Section 9.3(c)
Business	Preamble
Business Day	Section 10.12
Buyer	Preamble
Buyer Damages	Section 9.1
Buyer Indemnified Persons	Section 9.1
Buyer’s knowledge	Section 4.2
Cap	Section 9.3(a)
Cash Closing Payment	Section 2.5(a)
CERCLA	Section 4.1(o)(vii)
Claim	Section 9.4(b)
Closing	Section 3.1
Closing Balance Sheet	Section 2.2(a)
Closing Date	Section 3.1
Closing Payment	Section 2.5(b)
COBRA	Section 6.1(f)
Code	Section 1.5
Commercially Reasonable Efforts	Section 1.6
Company Employee	Section 6.1(a)
Confidentiality Agreement	Section 5.6
Contracts	Section 1.1(c)
Current Assets	Section 2.2(d)
Current Liabilities	Section 2.2(d)
D. Dolan	Preamble
Damages	Section 9.2
Direct Claim	Section 9.4(b)
Encumbrances	Section 1.1
Environmental Laws	Section 4.1(o)(vii)
Equipment	Section 1.1(b)
ERISA	Section 4.1(j)
ERISA Affiliate	Section 4.1(j)
Excluded Assets	Section 1.2(a)
Existing Leases	Section 1.1(c)

DEFINED TERMS

(continued)

Existing Seller Facilities	Section 1.1(b)
Financial Statements	Section 4.1(f)
GAAP	Section 2.2(a)
Goldberg Employment Agreement	Section 3.5(g)
Governmental Authority	Section 3.2(b)
Hazardous Materials	Section 4.1(o)(vii)
Indemnified Party	Section 9.4(a)
Indemnifying Party	Section 9.4(a)
Independent Accountant	Section 1.5
Intellectual Property	Section 1.1(l)
Inventory	Section 1.1(b)
IRS	Section 4.1(j)
Landlord	Section 3.5(t)
Lender	Section 3.5(e)
Material Adverse Effect	Section 3.4(c)
Multiemployer Plan	Section 4.1(j)
Net Working Capital	Section 2.2(d)
New Leases	Section 1.1(c)
New Seller Facilities	Section 1.1(b)
Non-Assigned Contract	Section 1.6
Note	Section 2.5(b)
Note Payment	Section 2.5(b)
Party(ies)	Preamble
Payoff Amount	Section 3.5(e)
Permits	Section 1.2(j)
Permitted Encumbrances	Section 1.1
Person	Section
Principal(s)	Preamble
Property Taxes	Section 7.4
Protest Letter	Section 2.2(c)
Purchase Price	Section 2.1
Refunded Lease Payment	Section 2.4
Retained Liabilities	Section 1.4
S. Thomas	Preamble
Seller	Preamble
Seller Benefit Plan	Section 4.1(j)
Seller Damages	Section 9.2
Seller Excluded Representations	Section 9.3(a)
Seller Facilities	Section 1.1(b)
Seller Indemnified Persons	Section 9.2
Seller Lease Adjustment	Section 2.4
Seller’s knowledge	Section 4.1
Special Cap	Section 9.3(a)
Straddle Period	Section 7.4

v

DEFINED TERMS

(continued)

Tax Authority	Section 4.1(n)(iii)
Tax Return	Section 4.1(n)(iv)
Tax(es)	Section 4.1(n)(ii)
Third Party Claim	Section 9.4(a)
Transfer Taxes	Section 7.3
Vehicles	Section 1.1(j)
Vendor Payments	Section 2.3
WARN Act	Section 3.2(b)

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into this 25th day of April, 2014, by and between MATTRESS FIRM, INC., a Delaware corporation (the “Buyer”), MATTRESS LIQUIDATORS, INC., a Colorado corporation (the “Seller”), DAVID DOLAN, an individual (“D. Dolan”), and SARAH THOMAS, an individual (“S. Thomas,” and together with D. Dolan, the “Principals” and each individually, a “Principal”).  The Buyer, the Seller and the Principals may be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Seller is engaged in the retail sale of mattresses, bedding and related products (specifically excluding the business conducted under the trade name WOW! Furniture) (the “Business”);

WHEREAS, the Seller desires to sell and transfer to the Buyer, and the Buyer desires to purchase and acquire from the Seller, substantially all of the assets and certain specified liabilities of the Business, on the terms and conditions set forth in this Agreement; and

WHEREAS, the Principals will receive a substantial economic benefit from the consummation of the transactions contemplated herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I

THE TRANSACTION

1.1                               Sale and Purchase of the Assets. On the Closing Date (as hereinafter defined), the Seller agrees to sell, convey, transfer, and assign to the Buyer, and the Buyer agrees to purchase and acquire from the Seller, all of the Seller’s right, title and interest in and to all of the assets and properties of the Business held by the Seller on the Closing Date other than the Excluded Assets (as hereinafter defined) (collectively, the “Assets”) free and clear of all mortgages, pledges, liens, encumbrances, charges or other security interests (collectively, “Encumbrances”) other than Permitted Encumbrances.  “Permitted Encumbrances” shall mean (i) liens for Taxes (as hereinafter defined) not yet due and payable or being contested in good faith by appropriate proceedings and for which there are adequate reserves on the books; (ii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation; (iii) landlords’, operators’, carriers’, warehousemen’s, repairmen’s, mechanics’, materialmen’s, or other like inchoate Encumbrances that do not secure indebtedness, in each case only to the extent arising in the ordinary course of business; and (iv) any lien or encumbrance set forth on Schedule 1.1.  The Assets include the following:

(a)                                 all trailers, loaders, ramps, rolling stock and related accessories and equipment owned by the Seller and used in the Business on the Closing Date;

(b)                                 all of the furniture, trade fixtures, equipment, leasehold improvements, furnishings, computer hardware, machinery, spare parts and tools (collectively, the “Equipment”), supplies, materials and inventory, including mattresses, foundation and box spring units, headboards, footboards, frames and other mattress and bedding accessories (collectively, the “Inventory”), and all other tangible personal property owned by the Seller and used in the Business on the Closing Date, including all Equipment, Inventory and other tangible personal property located at the facilities listed on Schedule 1.1(b) (the “Existing Seller Facilities”) and any new facilities leased by the Seller in the ordinary course of business after the date hereof and approved by the Buyer in writing (the “New Seller Facilities,” and, together with the Existing Seller Facilities, the “Seller Facilities”);

(c)                                  (i) all real property lease agreements related to the Existing Seller Facilities and listed on Schedule 1.1(c)(i) (collectively, the “Existing Leases”), (ii) all real property lease agreements related to the New Seller Facilities approved by the Buyer in writing (collectively, the “New Leases,” and, together with the Existing Leases, the “Assumed Leases”), and (iii) all equipment leases, agreements, contracts, commitments or other legally binding contractual rights or obligations (collectively, “Contracts”) entered into by the Seller in the conduct of the Business and listed on Schedule 1.1(c)(iii) hereto (collectively, including the Assumed Leases, the “Assigned Contracts”);

(d)                                 all permits, drawings and architectural and construction contracts relating to the Seller Facilities or the Assumed Leases;

(e)                                  all rights under express or implied warranties from the vendors to the Seller with respect to the Assets, to the extent they are assignable;

(f)                                   all right, title and interest in and to all rights, privileges, claims or causes of action primarily relating or pertaining to the Assets or the Business;

(g)                                  copies of all personnel files (including driver qualification files) and other materials relating to employees, independent contractors, or leased labor of the Seller that have accepted the Buyer’s offer of employment as of the Closing Date;

(h)                                 all goodwill and going concern value of the Assets and the Business;

(i)                                     to the extent transferable pursuant to applicable law and subject to Section 1.2, all books, records, papers, and instruments of whatever nature and wherever located that are in the possession or control of the Seller and which primarily relate to the Business or the Assets, including books of account, sales documents, operating procedures, training manuals, business records, accounting, Tax (as hereinafter defined) and financial records, personnel and litigation records, supplier lists, mailing lists, computer and electronic data processing material;

(j)                                    all signage and other advertising of the Seller used in the Business;

(k)                                 the vehicles listed on Schedule 1.1(k) and any lease or purchase agreements related thereto (collectively, the “Vehicles”);

(l)                                     all accounts and notes receivable of the Seller arising out of the sale or other disposition of goods or services of the Business;

(m)                             all (i) trade secrets, know-how, inventions, discoveries, improvements, engineering or other drawings, designs, processes and formulae, whether patented or not; (ii) technical data, marketing information and plans, websites, proprietary software and proprietary software documentation source codes, to the extent transferable, but excluding any commercially available or “off-the-shelf” software; (iii) logos, trade and corporate names, patents, trademarks, trade dress, service marks, copyrights and any applications relating thereto, including the Seller’s right to use the name “Mattress King”, “Bed Mart” and all derivations thereof and marks related thereto; and (iv) any other material proprietary information, in each case, developed or used in the operation of the Business, including without limitation, that which is set forth on Schedule 4.1(g)(iii) (collectively, the “Intellectual Property”);

(n)                                 all register cash and backup change located at the Seller Facilities; and

(o)                                 all prepaid expenses and deposits by the Seller with third parties associated with the Business.

1.2                               Excluded Assets.  Notwithstanding anything to the contrary in Section 1.1 hereof, the Assets will not include any of the following assets of the Seller (collectively, the “Excluded Assets”):

(a)                                 the assets and personal property listed on Schedule 1.2(a);

(b)                                 all cash and cash equivalents of the Seller, including investment accounts and marketable securities, other than register cash and backup change located at the Seller Facilities;

(c)                                  all bank and deposit accounts of the Seller, including amounts on deposit therein;

(d)                                 all assets and properties exclusively used in connection with the WOW! Furniture business;

(e)                                  all rights of the Seller under this Agreement and the other agreements and instruments executed and delivered in connection with this Agreement;

(f)                                   the Seller’s minute books, organizational documents, books and certificates recording the issuance or transfer of shareholder interests, corporate seal, taxpayer and other identification numbers, and other similar documents relating to the organization, maintenance and existence of the Seller as a corporation;

(g)                                  all rights to causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by the Seller with respect to the Retained Liabilities (as hereinafter defined) or any of the Excluded Assets;

(h)                                 all Contracts other than the Assigned Contracts;

(i)                                     all rights in connection with and assets held by, under or with respect to the Seller’s employee benefit plans;

(j)                                    all right, title and interest in and to all licenses, permits, applications, registrations, exemptions, notices of intent, franchises, consents, waivers, variances, authorizations, approvals and orders issued by any federal, state, municipal or other Governmental Authority (collectively, “Permits”) held by the Seller, whether or not relating to the Assets or the Business;

(k)                                 all policies of insurance, binders, fidelity, surety or similar bonds of the Seller and the coverage afforded thereby, including all prepaid premiums;

(l)                                     all refunds of Taxes to which the Seller is entitled pursuant to Article VII; and

(m)                             all deposits or other amounts held on behalf of customers as of the Closing Date, that were deposited with the Seller prior to July 1, 2009 with respect to Seller Facilities located in Colorado and deposited with the Seller prior to July 1, 2011 with respect to Seller Facilities located in Arizona, in each case, for which the Seller is retaining liability in accordance with Section 1.3(ix).

1.3                               Assumed Liabilities.  At the Closing (as hereinafter defined), the Buyer will assume and agree to pay, honor and discharge, when due (a) any and all liabilities, obligations and commitments arising out of the Assigned Contracts after the Closing Date (other than liabilities related to any failure by the Seller to comply with the terms thereof on or prior to the Closing Date and other than adjustments under any Assumed Lease to the extent related to periods prior to the Closing Date); (b) liabilities and obligations arising in connection with the financing of any Vehicle included in the Assets (other than liabilities related to any failure by the Seller to comply with the terms thereof on or prior to the Closing Date) as set forth on Schedule 1.3; (c) all accrued expenses and accounts payable related to the Business or the Assets outstanding on the Closing Date and reflected on the Closing Balance Sheet as Current Liabilities, which shall specifically exclude any accounts payable that are beyond their stated repayment terms; and (d) claims, disputes, liabilities, losses or obligations arising on or after the Closing Date from customer warranty claims (including comfort exchanges pursuant to the Seller’s written policies) arising in the ordinary course of business from bona fide sales of the Business and (e) the pro rata portion of any utility payments at any Seller Facility due in respect of a monthly period in which the Closing Date falls to the extent relating to the post-Closing period (collectively, the “Assumed Liabilities”).  For clarification, such Assumed Liabilities shall not include: (i) except as specifically set forth in Section 7.3 with respect to Transfer Taxes (as hereinafter defined) and Section 7.4 with respect to Property Taxes (as hereinafter defined), any liability for Taxes (A) of the Seller, or (B) resulting from, relating to, arising in connection with the use, or attributable to the ownership or operation of the Assets or the Business prior to the Closing Date or the transfer of the Assets hereunder; (ii) except as specifically set forth above in clause (b) of this Section 1.3, any loans, advances, lines of credit, capitalized leases or other indebtedness or guarantees of the Seller, whether or not related to the Business; (iii) any obligation or liability arising under or relating to the Seller’s employee benefit plans, including any contributions, fees, penalties, excise taxes, remedial payments, corrective contributions or benefits due under such plans as of the Closing Date; (iv) claims, disputes, liabilities, losses or obligations arising prior to the Closing Date from customer warranty claims (including comfort exchanges pursuant to the Seller’s written policies); (v)  any accrued expenses or accounts payable outstanding on the Closing Date that do not represent Current Liabilities or are otherwise beyond their stated repayment terms and any amounts payable to vendors of the Seller for forfeiture or refund of new store funds or other incentive payments as a result of the transactions contemplated hereby; (vi) any liability owed by the Seller to any Principal, or any affiliate thereof (other than arising under the Existing Lease for the property located at 5333 North Bannock, Denver, Colorado 80216); (vii) except as specifically set forth in Section 6.5, attorneys’ fees and any other fees and expenses incurred by the Seller or any Principal in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby; (viii) any severance obligations arising as a result of the transactions contemplated hereby; or (ix) any liability relating to unclaimed property of third parties resulting from the pre-Closing operation of the Business.

1.4                               Retained Liabilities.  Except for the Assumed Liabilities, and as otherwise provided in this Agreement, the Buyer shall not assume or be responsible for any claims against or commitments, contracts, agreements, obligations or other liabilities of the Seller, whether known or unknown, asserted or unasserted, accrued or unaccrued, absolute or contingent, liquidated or unliquidated, due or to become due, and whether contractual, statutory, or otherwise, including, without limitation, any liabilities arising out of or resulting from events or conditions existing, arising or occurring with respect to the Assets or the Seller Facilities prior to the Closing Date (collectively, the “Retained Liabilities”).

1.5                               Allocation Reporting.  No later than fifteen (15) days after the final determination of the Net Working Capital (as hereinafter defined) of the Business on the Closing Date (as hereinafter defined), the Buyer shall prepare and deliver to the Seller an allocation schedule (the “Allocation Schedule”) allocating the Purchase Price (which for purposes of this Section 1.5 shall include any Assumed Liabilities required to be treated as part of the purchase price for U.S. federal income tax purposes) paid to the Seller in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder.  The Buyer’s proposed Allocation Schedule shall become final and binding upon the Parties unless the Seller provides written notice to the Buyer of any objections to the Buyer’s proposed Allocation Schedule, stating in reasonable detail each disputed item, no later than twenty (20) days after the receipt by the Seller of the Buyer’s proposed Allocation Schedule.  The Buyer and the Seller shall endeavor in good faith to resolve any such objections, and any such resolved objections shall be incorporated into the Allocation Schedule and be final and binding on the Parties.  If the Buyer and the Seller cannot resolve any disputed item, the unresolved disputed items shall be submitted to Hein & Associates LLP or such other independent accounting firm as agreed upon by the Buyer and the Seller (the “Independent Accountant”) for final determination and the Buyer and the Seller shall each bear fifty percent (50%) of the fees and other costs charged by the Independent Accountant.  Any adjustment of the Purchase Price (as hereinafter defined) pursuant to this Agreement shall be allocated among the Assets in a manner consistent with the Allocation Schedule.  The Parties and each of their respective affiliates shall report, act, and file all Tax Returns (as hereinafter defined) (including IRS Form 8594) in all respects and for all purposes consistent with the Allocation Schedule.  The Seller shall timely and properly prepare, execute, file and deliver all such documents, forms, and other information as the Buyer may reasonably request in preparing the Allocation Schedule.  No Party shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the Allocation Schedule unless required to do so by applicable law.

1.6                               Nonassignable Contracts.  In the case of any Assets constituting Assigned Contracts that are not by their terms assignable or that require the consent of a third party in connection with the transfer or assignment by the Seller, the Seller shall use Commercially Reasonable Efforts (as hereinafter defined) to obtain or cause to be obtained in writing prior to the Closing Date any consents necessary to convey the benefits thereof.  To the extent that such necessary consents have not been obtained as of the Closing Date and the Parties proceed with the Closing, each Assigned Contract for which a necessary consent to assign has not been obtained as of the Closing Date (each, a “Non-Assigned Contract”) will not be transferred or assigned as of the Closing Date and any related obligations shall be considered to be Retained Liabilities.  The Seller will use its Commercially Reasonable Efforts to assist the Buyer in such manner as may reasonably be requested by the Buyer for the purpose of obtaining such consents following the Closing Date.  Upon receipt of any such consent after the Closing, the Seller shall promptly assign such Non-Assigned Contract to the Buyer and such Non-Assigned Contract shall constitute part of the Assets and the related obligations arising thereafter shall be Assumed Liabilities (other than liabilities related to any failure by the Seller to comply with the terms thereof on or prior to the date of assignment and other than adjustments under such Non-Assigned Contract to the extent related to periods prior to the date of assignment).  For any period of time after Closing during which any necessary consent or approval is not obtained, the Seller shall cooperate, at the Seller’s expense, with the Buyer in any reasonable arrangement requested by the Buyer and permitted under the terms of such Non-Assigned Contract designed to provide the Buyer with all of the benefits under each Non-Assigned Contract as if such consent or approval had been obtained.  As used in this Agreement, the term “Commercially Reasonable Efforts” means the efforts, time, and costs that a reasonable Person desirous of achieving a result would use or incur in similar circumstances to ensure that such result is achieved as expeditiously as possible.

ARTICLE II
THE PURCHASE PRICE

2.1                               Purchase Price.  The aggregate purchase price (the “Purchase Price”) to be paid by the Buyer to the Seller in consideration of the sale, assignment, and transfer of the Assets shall be $35,000,000, subject to certain adjustments as set forth herein.

2.2                               Net Working Capital.

(a)                                 No later than ninety (90) days after the Closing Date, the Buyer shall prepare and submit in writing to the Seller the closing balance sheet (the “Closing Balance Sheet”), and the Buyer’s calculation of the Net Working Capital (as hereinafter defined) of the Seller on the Closing Date, together with such working papers, supporting documentation and other data as is reasonably necessary to substantiate such calculation.  The Closing Balance Sheet and Buyer’s calculation of Net Working Capital shall be prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), consistently applied and calculated in accordance with the calculation of the Base Amount (as hereinafter defined) set forth on Schedule 2.2(b), with changes to reflect differences between the Current Assets and Current Liabilities as of 12:01 a.m. on the Closing Date as compared to those included in the Base Amount.

(b)                                 Unless the Seller objects to the Closing Balance Sheet and the Buyer’s calculation of Net Working Capital no later than forty-five (45) days after receipt, it shall be binding on the Parties.  If the finally determined Net Working Capital of the Business on the Closing Date is greater than the Base Amount (as hereinafter defined), then (subject to the last sentence of this Section 2.2(b)) the Buyer shall pay to the Seller an amount equal to the amount of such excess in cash no later than five (5) Business Days after the date that the Net Working Capital is finally determined.  If the finally determined Net Working Capital of the Business on the Closing Date is less than the Base Amount (as hereinafter defined), then (subject to the last sentence of this Section 2.2(b)) the Buyer shall reduce any unpaid Note Payments (as hereinafter defined) by an aggregate amount equal to the amount of such deficit.  If the amount of such adjustment in favor of the Buyer exceeds the remaining Note Payments, then the Seller shall remain obligated to the Buyer for the net aggregate amount owed by the Seller to the Buyer pursuant to this Section 2.2(b) that is not satisfied by a reduction to one (1) or more Note Payments, and shall pay such amount to the Buyer no later than ten (10) Business Days after receipt of written notice from the Buyer that the remaining Note Payments are insufficient to fully fund such amount.  For purposes of this Agreement, the “Base Amount” shall be equal to $511,475, which was calculated in accordance with GAAP, and such calculation is set forth on Schedule 2.2(b).  Notwithstanding anything herein to the contrary, no Net Working Capital adjustment shall be made if the difference between the finally determined Net Working Capital of the Business and the Base Amount (in either direction) does not exceed the lesser of (i) 10% of the Base Amount and (ii) $25,000.

(c)                                  If the Seller disputes the Closing Balance Sheet, then the Seller shall provide written notice to the Buyer of such dispute (the “Protest Letter”), in which case the Closing Balance Sheet shall not be binding upon the Seller and the Buyer until such dispute shall be resolved pursuant to this Section 2.2(c).  If the Seller delivers to the Buyer a Protest Letter in accordance with this Section 2.2(c), then the Buyer and the Seller shall attempt to resolve the matter(s) in dispute in good faith.  If any such dispute cannot be resolved by the Buyer and the Seller no later than thirty (30) days after the delivery of the Protest Letter, then the specific matter(s) in dispute shall be submitted in writing to the Independent Accountant, and the Independent Accountant shall render its opinion as to such matter(s).  Based on such opinion, the Independent Accountant will then send to the Buyer and the Seller its determination on the specific matter(s) in dispute, which determination shall be final and binding on the Parties hereto.  All fees and other costs charged by the Independent Accountant shall be shared equally by the Buyer and the Seller.

(d)                                 As used in this Agreement, the term “Net Working Capital” means, as of 12:01 a.m. on the Closing Date, Current Assets (as hereinafter defined) minus Current Liabilities (as hereinafter defined), calculated in accordance with the calculation of the Base Amount set forth on Schedule 2.2(b), with changes to reflect differences between the Current Assets and Current Liabilities as of 12:01 a.m. on the Closing Date as compared to those included in the Base Amount.  “Current Assets” means the accounts receivable, Inventory and all other current assets related to the Business that are included in the Assets as of 12:01 a.m. on the Closing Date acquired by the Buyer, determined in accordance with GAAP, consistently applied, but excluding all cash, cash equivalents and marketable securities other than the register cash and backup change maintained at the Seller’s stores.  “Current Liabilities” means the accounts payable, accruals and all other current liabilities related to the Business that are included in Assumed Liabilities as of 12:01 a.m. on the Closing Date assumed by the Buyer, determined in accordance with GAAP, consistently applied.

2.3                               Vendor Payments.  Prior to the Closing Date, the Seller shall deliver to the Buyer a schedule setting forth all amounts payable to vendors of the Seller for forfeiture or refund of new store funds or other incentive payments as a result of the transactions contemplated under this Agreement or the termination of such vendor’s agreement with the Seller (collectively, the “Vendor Payments”).  To the extent the actual Vendor Payments paid by the Buyer to such vendors, whether determined prior to or after Closing, exceed the amount of Vendor Payments paid by the Buyer on behalf of the Seller out of the Cash Closing Payment (as hereinafter defined) pursuant to Section 2.5(a) and Section 3.6(a), the Seller shall pay the amount of such excess Vendor Payments to the Buyer.  To the extent the Buyer receives a refund of any portion of a Vendor Payment made on behalf of the Seller at Closing, the Buyer shall remit the amount of such refund to the Seller.

2.4                               Lease Adjustments.  If, at any time on or prior to the first (1st) anniversary of the Closing Date, the Buyer is required under the terms of an Assumed Lease to pay any additional amounts under such Assumed Lease as an ordinary course year-end adjustment (e.g., common area expenses or ad valorem property taxes) on the part of the relevant lessor, the Buyer shall reduce any unpaid Note Payments (as hereinafter defined) by an aggregate amount equal to the pro rata amount of such year-end adjustment allocated to the portion of such year ending on the Closing Date (each, a “Seller Lease Adjustment”).  If the amount of such Seller Lease Adjustment exceeds the remaining Note Payments, then the Seller shall remain obligated to the Buyer for the net aggregate amount owed by the Seller to the Buyer pursuant to this Section 2.4 that is not satisfied by a reduction to one (1) or more Note Payments, and shall pay such amount to the Buyer no later than ten (10) Business Days after receipt of written notice from the Buyer that the remaining Note Payments are insufficient to fully fund such amount.  Additionally, if, at any time on or prior to the first (1st) anniversary of the Closing Date, the Buyer receives any refunded rental payments or credits in respect of an Assumed Lease relating to any period beginning and/or ending on or prior to the Closing Date, the Buyer shall remit to the Seller the pro rata portion of such payments allocated to the portion of such year ending on the Closing Date (each, a “Refunded Lease Payment”).  If the Seller disputes the amount of any Seller Lease Adjustment or Refunded Lease Payment, the Seller and the Buyer shall jointly negotiate such amounts with the applicable landlord and the amount of any Seller Lease Adjustment or Refunded Lease Payment shall not be finalized with a landlord without the prior written approval of the Seller, which shall not be unreasonably withheld, conditioned or delayed.   If, at any time prior to or after the Closing, the Seller is unable to obtain consent to the assignment by the Seller to the Buyer of an Assumed Lease due to the landlord’s exercise of recapture rights, or if any such landlord has not provided his or her consent within six months after the Closing Date, the Seller shall pay the Buyer $600,000 for each affected Seller Facility for which its 2013 annual sales equaled or exceeded $1,000,000 and $500,000 for each affected Seller Facility for which its 2013 annual sales were less than $1,000,000, provided that if the remaining lease term in effect on the Closing Date for such Seller Facility is less than two years, then the amounts payable by the Seller for any such affected Seller Facilities shall be $300,000 or $200,000, respectively (instead of $600,000 or $500,000).

2.5                               Payment of the Purchase Price.

(a)                                 Cash Closing Payment.  At Closing, the Buyer shall deliver to the Seller an aggregate amount equal to $31,500,000, less the aggregate Payoff Amounts (as hereinafter defined), and less any Vendor Payments that have not been paid by the Seller prior to Closing (the “Cash Closing Payment”), in immediately available funds by wire transfer to one (1) or more accounts designated by the Seller in writing.

(b)                                 Note Closing Payment.  At Closing, the Buyer shall deliver to the Seller a subordinated, unsecured promissory note (the “Note”) in substantially the form of Exhibit A attached hereto in the principal amount of $3,500,000 (the “Note Closing Payment” and together with the Cash Closing Payment, the “Closing Payment”).  Each installment payment under the Note is referred to as a “Note Payment.”

ARTICLE III
CLOSING

3.1                               Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the corporate offices of the Buyer in Houston, Texas (or such other location as may be agreed by the Parties) on the third Business Day following the satisfaction or waiver of the conditions to Closing in Section 3.2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), but not before June 4, 2014, or on such other date as the Parties may agree (the “Closing Date”).  For convenience, the Parties agree that the Closing may take place by the exchange of electronic signatures to the Closing documents and delivery of the Cash Closing Payment by wire transfer, followed by the mailing of executed originals of the Closing documents, without the need for a face to face meeting.

3.2                               Closing Conditions.  The respective obligations of the Seller and the Buyer to consummate the sale and purchase of the Assets at the Closing shall be subject to the following conditions:

(a)                                 There will not be in effect any injunction or other final order issued by a court of competent jurisdiction materially restraining or prohibiting the consummation of the transactions contemplated by this Agreement.

(b)                                 All applicable waiting periods (and extensions thereof), if any (including pursuant to the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar applicable state or local law or regulation), have expired or otherwise been terminated and all other necessary consents, permits or approvals of and filings with any Governmental Authority relating to the consummation of the transactions contemplated herein shall have been obtained and made.  As used herein, “Governmental Authority” means any United States or foreign, national, federal, state, provincial, municipal, local or other court, arbitral tribunal, judicial, administrative or regulatory agency, commission or department, or any other United States or foreign national, federal, state, provincial, municipal, local or other governmental entity, instrumentality, agency, commission, body, regulator, administrator or official or grand jury.

3.3                               Closing Conditions of the Seller.  The obligations of the Seller to consummate the sale and purchase of the Assets at the Closing shall be subject to the following conditions:

(a)                                 The representations and warranties of the Buyer shall be true and accurate in all material respects as of the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date; provided, that representations and warranties that are qualified as to materiality shall be true and correct in all respects.

(b)                                 The Buyer shall have complied in all material respects with the covenants and agreements set forth herein that are to be performed or complied with by the Buyer on or before the Closing Date.

(c)                                  The Buyer shall stand ready to make the deliveries or perform the actions required to be delivered or performed by the Buyer at the Closing.

3.4                               Closing Conditions of the Buyer.  The obligations of the Buyer to consummate the sale and purchase of the Assets at the Closing shall be subject to the following conditions:

(a)                                 The representations and warranties of the Seller and the Principals shall be true and accurate in all material respects as of the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date; provided, that representations and warranties that are qualified as to materiality shall be true and correct in all respects.

(b)                                 The Seller and each of the Principals shall have complied in all material respects with the covenants and agreements set forth herein that are to be performed or complied with by the Seller or such Principal on or before the Closing Date.

(c)                                  Since December 31, 2013, there shall not have occurred a Material Adverse Effect with respect to the Business.  As used in this Agreement, the term “Material Adverse Effect” means any event, occurrence, fact, condition or change that is reasonably expected to have an effect materially adverse on (i) the Business, results of operations, financial condition or assets of the Business, taken as a whole, or (ii) the ability of the Seller or the Principals to perform this Agreement and consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change arising out of or attributable to, directly or indirectly: (A) any change in economic or business conditions or industry-wide or financial market conditions generally, but only to the extent the Business is affected in a manner similar to other industry participants, (B) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof, (C) any changes in applicable laws or accounting rules or the enforcement, implementation or interpretation thereof, or (D) the announcement, pendency or completion of the transactions contemplated by this Agreement, excluding losses or threatened losses of employees.

(d)                                 The Seller and each Principal shall stand ready to make the deliveries or perform the actions required to be delivered or performed by the Seller and such Principal at the Closing.

3.5                               Deliveries and Actions by the Seller.  At the Closing, the Seller shall deliver, or cause to be delivered, to the Buyer:

(a)                                 the Assets, free and clear of all Encumbrances other than Permitted Encumbrances;

(b)                                 one or more bills of sale, assignments or other conveyances, including assignments and assumptions of all Assumed Leases, in form reasonably satisfactory to the Buyer (collectively, the “Assignments”) duly executed by the Seller;

(c)                                  original certificates of title, registrations and/or certificates of origin (as applicable) related to the Assets, properly endorsed to the Buyer;

(d)                                 the Note, duly executed by the Seller;

(e)                                  one (1) or more payoff letters from each lender or financing party of the Seller (each, a “Lender”) on any Asset, setting forth the aggregate amount (inclusive of principal, interest and penalties) (each, a “Payoff Amount”) required to pay off in full the amounts owed by the Seller to such Lender and obtain the release of the Encumbrances (other than Permitted Encumbrances) on the Assets for the benefit of such Lender, other than payoff letters with respect to amounts set forth on Schedule 1.3;

(f)                                   written evidence from each vendor of the Seller to whom a Vendor Payment is payable, setting forth the aggregate amount of Vendor Payments payable to such vendor;

(g)                                  a copy of the fully executed severance and release agreement terminating all obligations under the Employment Agreement between Mattress Liquidators, Inc. and Chet Goldberg dated September 28, 2011 (the “Goldberg Employment Agreement”);

(h)                                 a certificate, dated as of the Closing Date and duly executed by an authorized officer on behalf of the Seller and the Principals, certifying as to the Seller and the Principals the matters set forth in Sections 3.4(a), 3.4(b) and 3.4(c);

(i)                                     a tax status letter with a date not more than ten (10) days prior to the Closing Date issued by the Colorado Department of Revenue stating that any outstanding Taxes have been paid or that no Taxes are due;

(j)                                    a letter of good standing with a date not more than ten (10) days prior to the Closing Date issued by the Arizona Department of Revenue stating that any outstanding Taxes have been paid or that no Taxes are due;

(k)                                 a tax clearance certificate or similar documentation with a date not more than ten (10) days prior to the Closing Date from any other states in which the Seller files Tax Returns or is otherwise subject to Tax;

(l)                                     all consents and approvals required in connection with (i) the Seller’s execution, delivery and performance of this Agreement and (ii) the Seller’s assignment of the Assets, including those consents listed on Schedule 4.1(c) and all landlord consents, in each case, in form reasonably satisfactory to the Buyer;

(m)                             evidence, in form satisfactory to the Buyer, of the release of the Encumbrances listed on Schedule 4.1(g)(i) and all other Encumbrances on the Assets other than Permitted Encumbrances held by the Lenders or any other creditors of the Seller;

(n)                                 a secretary’s certificate from the Seller, which certifies as true, accurate, and complete, as of the Closing Date: (i) a copy of the resolutions adopted by the board of directors and shareholders of the Seller, authorizing the execution, delivery, and performance of this Agreement and the ancillary agreements described therein, and the consummation by the Seller of the transactions contemplated hereby and thereby; (ii) the incumbency of the officer or officers authorized to execute this Agreement and any ancillary agreements on behalf of the Seller; and (iii) copies of the certificate of incorporation and bylaws, or comparable organizational documents, of the Seller;

(o)                                 a certificate issued by the Secretary of State of the State of Colorado evidencing the good standing of the Seller, as of a recent date;

(p)                                 a certificate issued by the Secretary of State of the State of Arizona evidencing the good standing of the Seller, as of a recent date;

(q)                                 certificates of good standing or equivalent documents issued by the Secretary of State for each other jurisdiction in which the Seller is qualified to conduct business, as of a recent date;

(r)                                    a certificate of the Seller conforming to the requirements of Treasury Regulations Section 1.1445-2(b)(2) stating that the Seller is not a “foreign person” within the meaning of Section 1445 of the Code, in the form and substance reasonably satisfactory to the Buyer, dated as of the Closing Date and duly executed by the Seller;

(s)                                   a list of all alarm panel lockout codes, alarm access codes and camera access passwords for the alarm systems installed at the Seller Facilities;

(t)                                    a lease from 5333 Mattress King, LLC, as lessor (“Landlord”), to the Buyer, as lessee, for the real property relating to the retail store operated at 5333 North Bannock, Denver, Colorado 80216, in form and upon terms that are mutually agreeable to the Buyer and Landlord  (the “Bannock Lease”), duly executed by Landlord;

(u)                                 any transition services agreement contemplated by Section 6.8, duly executed by the Seller;

(v)                                 evidence that the arrangement set forth on Schedule 4.1(h) has been terminated by the Seller effective on or before the Closing Date; and

(w)                               such other documents and instruments as the Buyer may reasonably request and which are deemed by the Buyer to be reasonably necessary to effect the transactions contemplated herein and by the ancillary agreements.

3.6                               Deliveries and Actions by the Buyer.  At the Closing, the Buyer shall deliver, or cause to be delivered:

(a)                                 to the vendors of the Seller, as applicable, the Vendor Payments not previously paid by the Seller;

(b)                                 to each Lender, the applicable Payoff Amount other than Payoff Amounts due to Lenders set forth on Schedule 1.3; and

(c)                                  to the Seller:

(i)                                     the Cash Closing Payment;

(ii)                                  the Note, duly executed by the Buyer;

(iii)                               one or more assumption agreements with respect to the Assumed Leases and the other Assumed Liabilities, in form reasonably satisfactory to the Seller and duly executed by the Buyer;

(iv)                              a certificate, dated as of the Closing Date and duly executed by an authorized officer on behalf of the Buyer, certifying as to the Buyer the matters set forth in Sections 3.3(a) and 3.3(b);

(v)                                 a secretary’s certificate from the Buyer, which certifies as true, accurate, and complete, as of the Closing Date: (i) a copy of the resolutions of the board of directors, authorizing the execution, delivery, and performance of this Agreement and the ancillary agreements described therein, and the consummation by the Buyer of the transactions contemplated hereby and thereby; (ii) the incumbency of the officer or officers authorized to execute on behalf of the Buyer, this Agreement and any ancillary agreements; and (iii) the certificate of incorporation and bylaws of the Buyer;

(vi)                              a certificate issued by the Secretary of State of the State of Delaware evidencing the existence and good standing of the Buyer, as of a recent date;

(vii)                           a certificate issued by the Secretary of State of the State of Colorado evidencing the good standing of the Buyer, as of a recent date;

(viii)                        a certificate issued by the Secretary of State of the State of Arizona evidencing the good standing of the Buyer, as of a recent date;

(ix)                              the Bannock Lease, duly executed by the Buyer;

(x)                                 any transition services agreement contemplated by Section 6.8, duly executed by the Buyer; and

(xi)                              such other documents and instruments as the Seller may reasonably request and which are deemed by the Seller to be reasonably necessary to effect the transactions contemplated herein and by the ancillary agreements.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PARTIES

4.1                               Representations and Warranties of the Seller and the Principals.  The Seller and the Principals, jointly and severally, represent and warrant to the Buyer as follows:

(a)                                 Organization of the Seller.  The Seller is duly organized, validly existing and in good standing under the laws of the State of Colorado.  The Seller is duly qualified to do business and is in good standing in Arizona and in each other jurisdiction in which the nature of the Business requires the Seller to be so qualified except where the failure to so qualify would not reasonably be expected to result in a Material Adverse Effect.

(b)                                 Authorization.  The Seller has the necessary power and authority to enter into and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement by the Seller and the performance by the Seller of its obligations hereunder have been duly authorized by all necessary corporate action.  Each Principal has the requisite competence and capacity to enter into and deliver this Agreement and to perform his or her obligations hereunder.  This Agreement and all ancillary agreements contemplated to be delivered hereunder constitute the legal, valid and binding obligations of the Seller and each Principal (in the case of the ancillary agreements, to the extent the Seller or such Principal is a party thereto), enforceable against the Seller and the Principals in accordance with their terms, subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy, insolvency and other laws affecting creditors’ rights generally and general principles of equity.

(c)                                  Noncontravention.  Neither the execution and the delivery of this Agreement by the Seller and the Principals, nor the consummation by the Seller and Principals of the transactions contemplated hereby will (with or without the giving of notices or the passage of time) (i) violate any applicable law or other restriction of any Governmental Authority to which the Seller or any Principal is subject or any provision of the Seller’s articles of incorporation or bylaws (or other organizational documents) or (ii) except as set forth in Schedule 4.1(c), conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Seller or any Principal is a Party or by which the Seller or any Principal is bound or to which any of the Assets is subject which (in the case of clause (ii) only) could adversely affect the consummation of the transactions contemplated hereby or the value of the Assets or result in the imposition of any Encumbrance upon any of the Assets (other than a Permitted Encumbrance).  Except as set forth in Schedule 4.1(c), neither the Seller nor any Principal needs to give any notice to, make any filing with or obtain any authorization, consent or approval of, any Governmental Authority or other third party in order for the Parties to consummate the transactions contemplated by this Agreement.

(d)                                 Capitalization.  All of the issued and outstanding shares of stock of the Seller are owned beneficially and of record by the shareholders and in the amounts identified on Schedule 4.1(d), free and clear of any Encumbrances (other than any restrictions under federal and state securities laws).  No shareholder nor the Seller or any Principal is under any obligation, contingent or otherwise, to issue, sell or deliver any shares of stock of the Seller or any derivatives thereof.

(e)                                  No Subsidiaries.  The Seller does not own or control, directly or indirectly, any stock, partnership interests, membership interests, units or other equity interests in any entity.

(f)                                   Financial Statements.  Set forth on Schedule 4.1(f) are the following financial statements (collectively the “Financial Statements”) of the Business: (A) audited balance sheet and statement of income as of and for the fiscal year ended December 31, 2013, and (B) unaudited balance sheet and statement of income as of February 28, 2014 and for the two months then ended.  The Financial Statements have been prepared in accordance with GAAP (subject to the absence of footnotes and similar presentation items therein and, with respect to the Financial Statements as of February 28, 2014 and for the two months then ended, normal year-end adjustments) applied on a consistent basis during the respective periods and present fairly in all material respects the financial condition and the results of operations of the Seller for the periods covered thereby, are correct and complete and are consistent with the books and records of the Seller in all material respects.

(g)                                  Assets.

(i)                                     Except as set forth on Schedule 4.1(g)(i), the Seller is the sole and exclusive owner of, and has good and marketable title to, or, in the case of leased assets, has valid and enforceable leasehold interests in, each of the Assets, free and clear of all Encumbrances except for Permitted Encumbrances and the Encumbrances, if any, listed on Schedule 4.1(g)(i), which will be removed at or prior to the Closing, and the Seller is entitled to possess and dispose of each of the Assets.  At Closing, the Seller will transfer to the Buyer sole and exclusive, and good and marketable, title to, or in the case of leased assets, leasehold interest in, all of the Assets, free and clear of any and all Encumbrances other than Permitted Encumbrances.  There are no outstanding agreements or options to sell which grant to any person or entity other than the Buyer the right to purchase or otherwise acquire any of the Assets.  None of the Principals nor any third person owns or has an interest in any equipment, supplies, personal property or other assets used in the Business, other than assets leased pursuant to the Assigned Contracts.

(ii)                                  The Assets include all assets and rights used by the Seller in the operation and conduct of the Business other than the Excluded Assets.  Each tangible Asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear, except for salvaged items and items currently under repair), is suitable for the purposes for which it currently is used and has all registrations required by applicable laws, rules and regulations or the requirements of any Governmental Authority.  The Inventory is merchantable and fit for the purpose for which it was procured and of a quantity reasonable in the current (and the currently foreseeable) circumstances of the Seller, except for normal and customary obsolescence, damage or defects that are reserved for or adjusted against on the Financial Statements.

(iii)                             Except as set forth on Schedule 4.1(g)(iii), the Business as presently conducted, including the use of the Intellectual Property, does not interfere with, infringe upon, misappropriate or otherwise come into conflict with, any intellectual property rights of any Person (as hereinafter defined).  Schedule 4.1(g)(iii) sets forth all logos, trade and corporate names, patents, trademarks, trade dress, service marks, copyrights and any applications relating thereto owned by the Seller and used in the Business.  The Seller has the right to use the Intellectual Property and no consent of any third party is required for the use of the Intellectual Property by the Buyer, or the transfer of the Intellectual Property to the Buyer, upon the consummation of the transactions contemplated hereby or, if any such consent shall be necessary, such consent shall have been obtained prior to the Closing Date.

(h)                                 Contracts.  The Seller has made available to the Buyer true and complete copies of all of the Assigned Contracts.  Each of the Assigned Contracts has been entered into in the ordinary course of business and is a valid and binding agreement of the Seller and, to the Seller’s knowledge, each other party thereto, enforceable in accordance with its respective terms, subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy, insolvency and other laws affecting creditors’ rights generally and general principles of equity.  The Seller has complied with all of its material obligations pursuant to the Assigned Contracts, including payment obligations, and is not, and, to the Seller’s knowledge, no other party is, in default under or in material breach of any of the Assigned Contracts, nor has the Seller received written notice of any asserted claim of default by the Seller or by any other party under, or a breach of, any of the Assigned Contracts.  The Seller has made available to the Buyer true and complete copies of all material Contracts related to the Business, other than the Assigned Contracts.  Except as set forth on Schedule 4.1(h), the Seller is not party to any oral Contract related to the operation of the Business.

(i)                                     Employee Matters.  Schedule 4.1(i) lists the name and position of all persons employed on the date hereof by the Seller in the operation of the Business, the date of employment of each such person, the rate of pay for each such person and any and all commission, bonus or other compensation arrangements between the Seller and any such persons (other than any amounts that will be paid by the

Seller at Closing in connection with the transactions contemplated hereby).  Except as set forth on Schedule 4.1(i), no such person employed by the Seller is employed pursuant to an employment agreement.  The Seller has never been and is not a party to or bound by any collective bargaining agreement or other labor union contract applicable to persons employed by the Business, nor has the Seller experienced or is the Seller aware of any pending strikes, grievances, claims of unfair labor practices or other collective bargaining disputes.  To the Seller’s knowledge, no organizational effort is presently being made or threatened by or on behalf of any labor union or other entity with respect to employees of the Seller.  As of the Closing Date or within thirty (30) days thereafter, the Seller will have fully paid all compensation, bonus, incentive and similar payments earned on or prior to the Closing Date by any current or former employee, independent contractor, or leased employee of the Seller employed in or hired for the Business.  The Seller does not employ any person pursuant to an arrangement with a third party payroll, human resources, or personnel or leased labor service.  The Seller (i) is in compliance with all applicable laws respecting employment, employment practices, terms and conditions of employment, including payment of wages or compensation and hours worked, including those applicable to independent contractors and leased labor; (ii) is in compliance with all applicable laws and regulations relating to the employment of aliens or similar immigration matters; and (iii) is not engaged in any unfair labor practice, including, but not limited to, discrimination, retaliation or wrongful discharge.

(j)                                    Benefit Plans/ERISA.  Neither the Seller nor any ERISA Affiliate has ever maintained, contributed to, had an obligation to contribute to, or incurred any liability with respect to, either (i) a multiemployer plan, as such term is defined in sections 3(37) or 4001(a)(3) of ERISA (a “Multiemployer Plan”) or (ii) an employee pension benefit plan (as defined in Section 3(2) of ERISA) that is or was subject to Title IV of ERISA or Section 412 or Section 430 of the Code or Section 302 or Section 303 of ERISA.  For purposes of this Agreement, the term “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the term “ERISA Affiliate” means a Person that as of any date during the six-year period immediately preceding the Closing Date, was or is required to be treated as a single employer under Section 414 of the Code or Section 4001(a)(14) of ERISA with the Seller.  Neither the Seller nor any ERISA Affiliate now has any liability with respect to any Multiemployer Plan or any plan that is subject to Title IV of ERISA or Section 412 or Section 430 of the Code or Section 302 or Section 303 of ERISA.  Neither the Seller nor any ERISA Affiliate has participated in any union-sponsored multiemployer welfare benefit fund maintained pursuant to any “employee welfare benefit plan” as defined in Section 3(1) of ERISA.  The Seller sponsors the Mattress King 401(k) Plan (the “401(k) Plan”).  The 401(k) Plan is a master, prototype or volume submitter plan that is the subject of a favorable opinion or advisory letter from the Internal Revenue Service (the “IRS”) as to which the adopter is entitled to rely as to the qualified status of the 401(k) Plan under Section 401(a) of the Code as provided in Revenue Procedure 2005-16.  No facts have occurred that would reasonably be expected to adversely affect the 401(k) Plan’s qualified status under section

401(a) of the Code.  The Seller has previously delivered to the Buyer a complete and accurate copy of the most recent opinion or advisory letter the IRS has issued with respect to the master, prototype or volume submitter plan adopted with respect to the 401(k) Plan.  No lien on any of the Assets is imposed under the Code or ERISA on account of any employee benefit plan, program, agreement or arrangement sponsored, maintained, or contributed to by the Seller or any ERISA Affiliate or with respect to which the Seller or any ERISA Affiliate has any liability or may have any contingent liability (each, a “Seller Benefit Plan”) and no fact or circumstance exists that could reasonably be expected to give rise to any such lien.  To the extent applicable, all Seller Benefit Plans have been operated in compliance with Section 4980B(f), and the Seller intends to continue to maintain a group health plan as defined in Section 5000(b) of the Code after the Closing with respect to the employees of the Seller.

(k)                                 Subsequent Events.  Except as set forth on Schedule 4.1(k), since December 31, 2013, there has not been any change that constitutes, and no event or events have occurred which have resulted in or constitute, or would reasonably be expected to result in or constitute, a Material Adverse Effect on the Business or the Assets.  Without limiting the foregoing, since that date, none of the following has occurred:

(i)                                     the Seller has not sold, leased, transferred, assigned or relocated outside the Seller Facilities any of the Assets, other than (i) the sale of inventory, (ii) the disposition of equipment that is worthless or obsolete or worn out in the ordinary course of business, which is no longer used or useful in the conduct of its business or which is replaced by equipment of equal suitability and value, (iii) Assets that are in transit to or from the Company or (iv) Assets that are repaired off premises, and in the case of each of (i) through (iv), in the ordinary course of business consistent with past custom and practice;

(ii)                                  the Seller has not amended adversely to the Seller or terminated any Assigned Contract;

(iii)                               the Seller has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to the Assets or the Seller Facilities, other than any damage or destruction that has been fully repaired;

(iv)                              the Seller has not committed to pay any bonus or granted any increase in the base compensation, hourly wages, commissions, payments, whether monetary or in kind, reimbursements, or other perquisites to any of its current or former employees, independent contractors or leased labor hired for the Business, other than amounts that will be paid by the Seller at Closing in connection with the transactions contemplated hereby;

(v)                                 the Seller has not made any other change in employment or the working terms and conditions for any of its employees employed in the Business, other than in the ordinary course of business; and

(vi)                              the Seller has not committed to do any of the foregoing.

(l)                                     Legal Proceedings.  To the Seller’s knowledge, there is no complaint or petition in which relief is sought involving, affecting, or relating to the ownership, operation or use of the Assets or that would prevent, delay or make illegal the transactions contemplated by this Agreement.  There is no litigation, action, suit, charge, proceeding, demand, or governmental investigation or proceeding pending or, to the Seller’s knowledge, threatened against (orally or in writing), involving, affecting or relating to the Seller, the Assets, the Business or the transactions contemplated by this Agreement.

(m)                             No Violations.  The Seller is, and since March 31, 2009 has been, in compliance in all material respects with all applicable laws.  There is no (i) violation of any judgment, order, writ, injunction or decree of any Governmental Authority to which the Assets or the Business are subject, or (ii) written or, to the Seller’s knowledge, non-written claim asserted by any Governmental Authority that the Business or any Asset is in violation of any legal requirement.  The Seller holds all Permits that are necessary to carry on the Business.  The Seller is not in material violation of any such Permit.  All such Permits are in full force and effect, and, to the Seller’s knowledge, no written or oral notice of suspension, revocation or cancellation thereof has been received.

(n)                                 Tax Matters.

(i)                                     All material Tax Returns required to be filed by the Seller have been duly and timely filed, and all such Tax Returns are true, correct, and complete in all material respects.  All Taxes (whether or not shown on any Tax Return) that are due and payable by the Seller have been timely paid.  Except as set forth on Schedule 4.1(n)(i), there has not been and there is not currently an audit, other examination, matter in controversy, proposed adjustment, refund litigation or other proceeding with respect to Taxes relating to the Assets, and the Seller is not aware of any such issue or potential issue with respect to any Tax Authority.  No Tax deficiency has been proposed or assessed with respect to any Taxes against the Seller, and the Seller has not executed any waiver of any statute of limitations on the assessment or collection of any Tax payable by the Seller.  Except with respect to Taxes not yet due and payable, there are no Encumbrances for unpaid Taxes upon the Assets and no claim for unpaid Taxes has been made by any Tax Authority that could give rise to any such Encumbrance.  The Seller is not a “foreign person” within the meaning of Section 1445 of the Code.  The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.  None of the Assets includes any stock, partnership interests, limited liability company interests, legal or beneficial interests or any other equity interests in or of any person, and none of the Assets is subject to any Tax partnership agreement or provisions requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.  None of the Assumed Liabilities includes:  (A) an obligation to make a payment that is not deductible under Section 280G of the Code; (B) an obligation to make a payment to any person under any Tax allocation agreement, Tax sharing agreement, Tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes; (C) an obligation under any record retention, transfer pricing, closing or other agreement or arrangement with any Tax authority that will survive the Closing or impose any liability on the Buyer after the Closing; (D) an obligation under any and all agreements, contracts, arrangements and plans to indemnify, gross-up or otherwise compensate any Person, in whole or in part, for any excise Tax under Section 4999 of the Code that is imposed on such person or individual or any other person; or (E) an obligation to pay the Taxes of any person as a transferee or successor, by contract or otherwise, including an obligation under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law).  No special arrangement or agreement exists with any Tax Authority with respect to the assessed value of any of the Assets.

(ii)                                  For purposes of this Agreement, “Tax” or “Taxes” means (A) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes or other tax of any kind whatsoever, whether disputed or not, imposed by or on behalf of or payable to any Tax Authority, together with all interest, penalties and additions imposed with respect thereto; (B) any liability for the payment of any item described in clause (A) as a result of being a member of an affiliated, consolidated, combined, unitary, or aggregate group for any period, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local or foreign law, order, decree, regulation, rule or judgment; (C) any liability for the payment of any item described in clause (A) or (B) as a result of any express or implied obligation to indemnify any person or as a result of any obligations under any agreements or arrangements with any person with respect to such item; or (D) any successor or transferee liability for the payment of any item described in clause (A), (B) or (C) of any person, including by reason of being a party to any merger, consolidation, conversion or otherwise.

(iii)                               For purposes of this Agreement, “Tax Authority” means, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any), including the Internal Revenue Service, charged with the collection of such Tax for such entity or subdivision, including any Governmental Authority or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

(iv)                              For purposes of this Agreement, “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(o)                                 Environmental.  Except as set forth on Schedule 4.1(o):

(i)                                   The Seller and the operations of the Business are in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements and obligations of Environmental Laws (as hereinafter defined) and related orders of any court or other Governmental Authority.

(ii)                                All licenses, permits, consents or other approvals required under Environmental Laws that are necessary to the operations of the Seller and the Business have been obtained and are in full force and effect.

(iii)                             There are not any existing, pending or, to the Seller’s knowledge, threatened actions, suits, claims, investigations, inquiries or proceedings by or before any Governmental Authority directed against the Seller or the Business that pertain or relate to (A) any remedial obligations under any applicable Environmental Law, (B) violations by the Seller or the Business of any Environmental Law, (C) personal injury or property damage claims relating to a release or threatened release of Hazardous Materials, or (D) response, removal or remedial costs under CERCLA or any similar state law.

(iv)                            There has been no release of Hazardous Materials on, at or under any property owned, leased or operated by the Seller or the Business from the operations of the Business or, to the Seller’s knowledge, otherwise.

(v)                               Neither the Seller nor, to the Seller’s knowledge, any prior owner or operator of the Assets or the Seller Facilities has caused or allowed the generation, use, treatment, storage or disposal of Hazardous Materials at any property owned, leased or operated by the Seller or the Business except in accordance, in all material respects, with all applicable Environmental Laws.

(vi)                            All Hazardous Materials used in the ordinary course of the Business, including any sealants, fabric protectors or other similar materials, have been stored, used and disposed of in accordance with manufacturer instructions and in compliance, in all material respects, with applicable Environmental Laws.

(vii)                         For purposes of this Section 4.1(o), “Environmental Laws” means all laws, rules, regulations, statutes, ordinances, decrees or orders of any Governmental Authority regulating the Business or its activities or otherwise relating to (A) the control of any potential pollutant or protection of human health or the environment (including air, water or land), (B) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and (C) exposure to hazardous, toxic or other substances alleged to be harmful, and includes without limitation, (1) the terms and conditions of any license, permit, approval, or other authorization by any Governmental Authority, and (2) judicial, administrative, or other regulatory decrees, judgments, and orders of any Governmental Authority.  The term “Environmental Laws” includes the following statutes and the regulations promulgated thereunder: the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., and any state, county, or local laws and regulations similar thereto.  “Hazardous Materials” means any (1) toxic or hazardous materials or substances; (2) solid wastes, including asbestos, polychlorinated biphenyls, mercury, and flammable or explosive materials; (3) radioactive materials; (4) petroleum or petroleum products (including crude oil); and (5) any other chemical, pollutant, contaminant, substance or waste that is regulated or for which liability or standards of care are imposed under any Environmental Law.

(p)                                 Real Estate.

(i)                                   The Seller does not own real property in fee in connection with the Business nor does the Seller have any such real property under contract or option to purchase.

(ii)                                The Seller has a valid, binding and enforceable leasehold or subleasehold interest in each of the Assumed Leases to which it is a party, subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy, insolvency and other laws affecting creditors’ rights generally and general principles of equity.  The Seller presently occupies each such leased or subleased real property free of any subleases, occupancy agreements, licenses, concessions or other agreements granting to any party or parties (other than the Seller and the applicable landlords and/or sublandlords) a right of use or occupancy of any portion of such leased real property.  The Seller has delivered to the Buyer a true and complete copy of each Assumed Lease, including all amendments and supplements thereto.  The Seller’s possession and quiet enjoyment of each such leased or subleased real property under each of the Assumed Leases is not currently being disturbed and there are no disputes that are reasonably likely to lead to the termination of any of the Assumed Leases.  There exists no default or any event that with notice or lapse of time or both would become a default on the part of the Seller or any other parties under the Assumed Leases.  All Seller Facilities and tenant improvements located thereon or therein are in good operating condition, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are currently being used.  The Seller has not received any written notice that its occupancy or use or the condition of any of the Seller Facilities is in violation of any applicable laws, zoning ordinances or land use restrictions.  The Seller has not received any written notice from a landlord under any Assumed Lease that any security deposit or portion thereof deposited with respect to such Assumed Lease has been applied in respect of a breach of or default under such Assumed Lease, except any security deposit or portion thereof that has been re-deposited in full.  The Seller does not owe and will not owe in the future any brokerage commissions or finder’s fees with respect to any of the Assumed Leases.  To the Seller’s knowledge, there are no unsatisfied capital expenditure requirements or remodeling obligations of the Seller under any of the Assumed Leases, other than ordinary maintenance and repair obligations.  The Seller has not assigned, transferred, sublet, or granted any person the right to use or occupy any of the Seller Facilities arising under the Assumed Leases or granted any other security interest in any Assumed Lease or any interest therein, other than with respect to each Assumed Lease, to the applicable landlord pursuant to such Assumed Lease to the extent, if any, provided therein.  The Seller has not made any modification to the Seller Facilities that will be required to be restored or otherwise removed at the expiration or termination of any Assumed Lease.  There are no Assumed Leases for which the Seller is a sublandlord.  As of the date hereof, except as set forth on Schedule 4.1(p)(ii), the Seller has exercised all renewal options prior to the deadline set forth in each Assumed Lease with an expiration date on or prior to December 31, 2014.

(iii)                             Schedule 4.1(p)(iii) sets forth, in respect of each Assumed Lease, the date and names of the parties to such Assumed Lease, a description of the leased premises, the expiration dates of the lease term, the amount of monthly or annual rental payments as of the date hereof and the status of rental payments, including any rental payments in arrears, any prepaid rent and the date through which rent is paid as of the date hereof.  The Assumed Leases constitute all of the written and oral agreements of any kind for the leasing, rental, use or occupancy of leased real property to which the Seller is a party and relates to the Business.  Except as set forth on Schedule 4.1(p)(iii), the Assumed Leases are the result of bona fide arms-length negotiations between the parties.  There are no Assumed Leases under which the delivery date has not yet occurred.

(q)                                 Insurance.  The Seller and its properties and assets are insured by reputable insurers against such risks and in such amounts as are reasonably prudent in accordance with industry practices or as required by law.  Schedule 4.1(q) hereto sets forth a list of all insurance policies owned by the Seller by which the Seller or any of the Assets is covered against present losses, all of which are now in full force and effect.  No insurance has been refused with respect to any operations, properties or assets of the Seller by any insurance carrier that has carried, or received any application for, any such insurance during the last three (3) years.  To the Seller’s knowledge, no insurance carrier has denied any claims made against any of the policies listed on Schedule 4.1(q) hereto.

(r)                                    Brokers’ Fees.  Neither the Seller nor any Principal has incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the transactions contemplated by this Agreement for which the Buyer could become liable.

As used herein, the term “Seller’s knowledge” and terms of similar meaning shall mean the actual knowledge, after due inquiry, of any of the Principals or Joe Partsch.

4.2                               Representations and Warranties of the Buyer.  The Buyer hereby represents and warrants to the Seller and the Principals as follows:

(a)                                 Organization of the Buyer.  The Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business being conducted requires the Buyer to be so qualified.

(b)                                 Authorization.  The Buyer has the necessary power and authority to enter into and deliver this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement by the Buyer and the performance by the Buyer of its obligations hereunder have been duly authorized by all necessary action on its part.  This Agreement and all agreements contemplated to be delivered by the Buyer hereunder constitute the legal, valid and binding obligations of the Buyer enforceable against it in accordance with their terms, subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy, insolvency and other laws affecting creditors’ rights generally and general principles of equity.

(c)                                  Noncontravention.  Neither the execution and the delivery of this Agreement by the Buyer, nor the consummation by the Buyer of the transactions contemplated hereby will (with or without the giving of notice or the passage of time) (i) violate any applicable law or other restriction of any Governmental Authority to which the Buyer is subject or any provision of the charter or bylaws (or other organizational documents) of the Buyer or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any material agreement, contract, lease, license, instrument or other arrangement to which the Buyer is a party or by which the Buyer is bound.  The Buyer does not need to give any notice to, make any filing with or obtain any authorization, consent or approval of, any Governmental Authority or other third party in order for the parties to consummate the transactions contemplated by this Agreement.

(d)                                 Legal Proceedings.  To the Buyer’s knowledge, there is no complaint or petition in which relief is sought that would prevent, delay or make illegal the transactions contemplated by this Agreement.  There is no litigation, action, suit, proceeding or governmental investigation pending or, to the Buyer’s knowledge, threatened (orally or in writing), which could have a material adverse effect on the financial status of the Buyer or the ability of the Buyer to perform this Agreement and consummate the transactions contemplated hereby.

(e)                                  Brokers’ Fees.  The Buyer has not incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the matters provided for in this Agreement for which the Seller or the Principals could become liable.

(f)                                   Sufficiency of Funds.  The Buyer has available, and on the Closing Date will have available, sufficient cash or other sources of immediately available funds to pay the Purchase Price and consummate the transactions contemplated hereby.

As used herein, the term “Buyer’s knowledge” and terms of similar meaning shall mean the actual knowledge, after due inquiry, of Steve Stagner, Jim Black or Alex Weiss.

ARTICLE V
PRE-CLOSING COVENANTS

5.1                               Operation in Ordinary Course.  From the date hereof until the earlier of the Closing or the date on which this Agreement terminates or is terminated pursuant to Article VIII, the Seller will, and the Principals shall cause the Seller to, (i) conduct the Business only in the ordinary course, in substantially the same manner in which it has been previously conducted and not undertake any business activities outside the ordinary course without the Buyer’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned; (ii) consistent with applicable laws, confer on a regular and frequent basis, at the Buyer’s reasonable request, with representatives of the Buyer to report operational matters and the general status of ongoing operations; (iii) notify the Buyer of any Material Adverse Effect; (iv) not sell, lease, transfer, assign or relocate outside the Seller Facilities any of the Assets, other than Inventory sold in the ordinary course of business consistent with past custom and practice or the disposition of equipment that is worthless or obsolete or worn out in the ordinary course of business, which is no longer used or useful in the conduct of its business or which is replaced by equipment of equal suitability and value; (v) not amend adversely to the Seller or terminate any Assigned Contract, other than in the ordinary course of business; (vi) maintain the Assets in their present state of repair (ordinary wear and tear excepted); (vii) not enter into any new real property lease without the Buyer’s express prior written consent; and (viii) not file any amended Tax Return, make or change any Tax election or adopt or change any Tax accounting method to the extent that any of the foregoing actions relate to any Asset.  The Buyer acknowledges that except as provided in this Agreement it has no rights to control, direct or approve the operations of the Business prior to the Closing.

5.2                               Exclusivity.  From the date hereof until the earlier of the Closing or the date on which this Agreement terminates or is terminated pursuant to Article VIII, the Seller agrees that it shall not, and shall direct its officers, directors, employees, shareholders, agents or representatives not to, (i) other than the dispositions described in Section 4.1(k)(i), discuss or pursue a possible sale or other disposition of the Assets or any interest therein with any Person other than the Buyer or its representatives or provide any information to any Person other than the Buyer or its representatives in connection therewith or (ii) except in connection with the performance of this Agreement, to the extent previously disclosed by the Buyer pursuant to Section 5.4 or to the extent permitted by the Confidentiality Agreement, disclose the terms or existence of this Agreement to any Person other than the Buyer or its representatives.

5.3                               Access.  From and after the date hereof until the earlier of the Closing or the date on which this Agreement terminates or is terminated pursuant to Article VIII, the Seller will provide the Buyer and its representatives and agents reasonable access (during normal business hours and after reasonable advance notice and in a manner that will not unduly disrupt the Business) to the documents relating to the Assets or the Assumed Liabilities and to the Seller Facilities and will not interfere with any efforts of the Buyer or its representatives to gain access to the landlords under the Assumed Leases.  The Seller shall provide monthly sales information for each Seller Facility until the Closing promptly after such sales information becomes available after the end of the applicable month, but in no event later than twenty (20) days after the end of the applicable month. Upon the request of the Buyer, the Seller shall also provide information with respect to any significant changes in the costs of operations of the Assets (other than changes directly attributable to changes in sales volume) and any other documents, financial or otherwise as may be reasonably requested by the Buyer.  The Buyer shall not seek to obtain, from the Seller’s vendors or otherwise, any information as to the Seller’s actual pricing of Inventory or vendor terms.  The Buyer agrees that it shall maintain the confidentiality of any proprietary or confidential information or materials it obtains hereunder in accordance with the Confidentiality Agreement, dated as of December 4, 2013, by and between the Buyer and the Seller (the “Confidentiality Agreement”).  The Buyer and the Seller shall mutually agree upon a reasonable timeframe and process through which the Buyer may contact employees of the Business, and any contact by the Buyer with such employees outside the scope of such mutually-approved process prior to the Closing will be subject to the express prior approval of the Seller.

5.4                               Public Announcement.  Prior to the Closing, except as may be required by applicable law, rule or regulation, including any securities exchange regulation, neither the Buyer nor the Seller (nor any of their respective affiliates, including the Principals) will make or issue any public statement or announcement with respect to this Agreement or the transactions contemplated hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided that, without the consent of the Seller or the Principals, the Buyer or its affiliates may issue a press release or make other disclosures (a) as may be required by or advisable under federal securities laws applicable to the Buyer or such affiliate, and discuss any information contained in or related to such disclosure or (b) as may be advisable in the Buyer’s discretion.

5.5                               Efforts.  Each Party will use its Commercially Reasonable Efforts to take all actions and to do all things necessary, proper or advisable to consummate, make effective and comply with all of the terms of this Agreement and the transactions contemplated hereby (including satisfaction, but not waiver, of the closing deliveries required by Article III).

5.6                               Confidentiality.  The Parties acknowledge and agree that the terms of that certain confidentiality agreement dated as of December 4, 2013 (as amended, the “Confidentiality Agreement”) between the Buyer and the Seller shall survive the execution of this Agreement and the consummation of the transactions contemplated herein.  From and after the Closing Date, (i) any proprietary information concerning the Business or the Assets, (ii) the terms and conditions set forth in this Agreement and any ancillary agreements contemplated herein and (iii) any business, financial, operational or other information, data, documents or knowledge disclosed by, or on behalf of, the Buyer, whether in writing or orally, in connection with any matter arising under this Agreement, in each case, shall be deemed to be “Confidential Information” (as defined in the Confidentiality Agreement) of the Buyer, and the Seller shall treat such information as confidential in accordance with the Confidentiality Agreement.

5.7                               Renewal Option Notices.  Except as otherwise may be mutually agreed by the Seller and the Buyer, to the extent any of the Assumed Leases require the exercise of a renewal option notice on or prior to the Closing Date, the Seller shall timely exercise such notice.  The Seller shall not exercise any renewal option notice for any Assumed Lease set forth on Schedule 5.7.

ARTICLE VI
POST-CLOSING COVENANTS

6.1                               Personnel Matters.

(a)                                 Prior to and on the Closing Date, the Seller shall have taken all necessary actions to comply with the WARN Act and any applicable similar state or local laws and regulations, to the extent the Seller is subject to the WARN Act and other applicable similar laws and regulations, and the Buyer shall not have any disclosure or announcement obligations or any other responsibilities under the WARN Act or other applicable similar laws and regulations as a result of the transactions contemplated by this Agreement.  On or prior to May 28, 2014, the Buyer will deliver to the Seller a list of all of the employees referenced in Schedule 4.1(i) who the Buyer does not intend to invite to apply for consideration for employment with the Buyer or one or more of its Affiliates upon Closing.

(b)                                 Any employee of the Seller employed in the Business immediately before the Closing who accepts an offer of employment with the Buyer or any of its affiliates and becomes an employee of the Buyer or any of its affiliates on the Closing Date is referred to herein as a “Company Employee.”  The employment of a Company Employee with the Buyer shall be considered effective on the Closing Date, and his or her employment by the Seller shall terminate, on the day immediately prior to the Closing Date.  The Buyer specifically disclaims any obligation to remunerate any employee, independent contractor, or leased labor of the Seller who, following the Closing Date, may be employed by the Buyer or one of its affiliates, except upon such terms as the Buyer or an affiliate of the Buyer and such employee, independent contractor, or leased labor may agree.  The Seller makes no representation or warranty that any such employee, independent contractor, or leased labor will accept employment with the Buyer.  The Seller agrees that it shall provide the Buyer with copies of all personnel files (including driver qualification files) and other materials relating to employees, independent contractors, or leased labor of the Seller that are hired by the Buyer or one of its affiliates within sixty (60) days following the Closing Date.

(c)                                  Neither the Buyer nor any of its affiliates shall be responsible for any costs, obligations or liabilities that may result from the termination of employment or engagement by the Seller of any employee, independent contractor, or leased labor of the Seller, regardless of whether such employee, independent contractor, or leased labor may have been or will be employed by the Buyer or one of its affiliates immediately following such employee’s, independent contractor’s, or leased labor’s termination by the Seller.  Neither the Seller nor any of its affiliates shall be responsible for any costs, obligations or liabilities that may result from the termination of employment or engagement by the Buyer of any employee, independent contractor or leased labor of the Buyer.

(d)                                 The Parties agree that the Buyer does not and will not assume the sponsorship of, or the responsibility for contributions to, or any liability in connection with or with respect to, any Seller Benefit Plan.  The Seller and the affiliates of the Seller will remain responsible for all Seller Benefit Plans after the Closing.  The Buyer is not, and shall not be deemed to be, a successor employer to the Seller with respect to any of the Seller Benefit Plans and no plan or other program adopted or maintained by the Buyer after the Closing is or shall be deemed to be a “successor plan,” as such term is defined in ERISA or the Code, of any such Seller Benefit Plan.  The Buyer does not and shall not assume any Seller Benefit Plan, including any severance plans of the Seller.

(e)                                  Each Company Employee shall receive credit for all or a portion of his or her accrued but unused vacation as of the Closing Date, not to exceed twenty (20) days, from the Buyer; provided that the accrued but unused vacation for which Company Employees will receive credit from the Buyer is included in the calculation of  Net Working Capital.  To the extent that such accrued but unused vacation is not included in the calculation of Net Working Capital, it shall be paid by the Seller.  Within five (5) Business Days after the Closing Date, the Seller shall provide the Buyer with the number of hours of accrued but unused vacation, not to exceed twenty (20) days, to be included in the calculation of Net Working

Capital with respect to each Company Employee. To the extent a Company Employee elects in writing to receive credit for all or a portion of such accrued vacation from the Buyer, such vacation shall continue to be available to the Company Employee in accordance with the Buyer’s policies.

(f)                                   Except as specifically provided herein, the Buyer shall cause service rendered by employees of the Business prior to the Closing Date to be taken into account for all purposes including severance, participation, coverage, vesting and level of benefits (but not for purposes of benefit accruals under any defined benefit pension plan), as applicable, under all employee benefit plans, programs, policies and arrangements of the Buyer that Company Employees will be eligible to participate in, from and after the Closing Date.  Such service shall be credited toward eligibility and vesting for the period of time prior to the Closing during which such Company Employee rendered service to the Business as allowed by applicable Law and if and to the extent such period of time would otherwise qualify for eligibility and vesting under such plans, programs, policies and arrangements of the Buyer providing similar benefits.  The Seller shall provide the Buyer the information necessary for the Buyer to calculate such credit; provided, however, that nothing herein shall result in the duplication of any benefits.

(g)                                  As soon as practicable following the Closing Date, the Buyer and the Seller shall take all actions as may be necessary and appropriate to allow each Company Employee who is a participant in the 401(k) Plan to be given the opportunity to elect to “roll over” his or her account in the 401(k) Plan to a comparable retirement plan sponsored by the Buyer, provided such “roll over” is in accordance with the provisions of such plans and applicable law.

(h)                                 The Buyer shall not have any liability with respect to claims incurred by the employees (and their covered dependents) and former employees (and their covered dependents) of the Seller and its affiliates, including, but not limited to the Company Employees (and their covered dependents), under the Seller Benefit Plans.

(i)                                     The Seller shall be responsible for providing all continuation coverage required by Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and similar applicable state law (collectively, “COBRA”) due to any and all qualifying events (including those occurring as a result of the transactions contemplated by this Agreement and all prior COBRA qualifying events which occurred prior to Closing with respect to qualified beneficiaries covered by group health plans maintained by the Seller or any affiliate of the Seller) with respect to qualified beneficiaries covered by group health plans maintained by the Seller or any Affiliate of the Seller prior to the Closing and shall be responsible for all costs (other than COBRA premiums) related thereto (including, but not limited to, all penalties, excise Taxes and interest resulting from the failure to timely provide such continuation coverage).   The Buyer shall not be responsible for any liabilities that may arise with respect to the application of COBRA with respect to any employee or individual employed by or formerly employed by the Seller (and their covered dependents) as a result of his or her employment with the Seller or participation in any Seller Benefit Plans, including, but not limited to, any liabilities arising in connection with the transactions contemplated by this Agreement, or for any prior COBRA events with respect to such individuals which occurred prior to Closing, and shall not be deemed to be a successor employer for COBRA purposes.

(j)                                    Nothing contained in this Agreement shall interfere with the right of the Buyer to terminate the employment of any of the Company Employees at any time, with or without cause.  Any liabilities arising from such termination shall be the responsibility of, and for the account of, the Buyer.

(k)                                 No provision of this Section 6.1 shall constitute an amendment to any Seller Benefit Plan or any benefit plan that the Buyer may maintain.  Nothing contained in this Agreement shall create any third party beneficiary rights in any employee or former employee of the Seller, any Company Employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to any matter contemplated under this Section 6.1.

6.2                               Covenant Not to Compete.

(a)                                 Restricted Period.  For a period of five (5) years after the Closing Date, neither Seller nor any Principal shall, either directly or indirectly, for themselves or on behalf of or in conjunction with any other Person (other than on behalf of the Buyer or its affiliate) (i) own, maintain, engage in, or participate or have any interest in any business engaged in the operation of any retail store selling bedding or furniture within the United States or on the internet; provided that the Seller and the Principals may engage in such competitive activities in connection with the ownership and operation of WOW! Furniture as operated on the date hereof.  The running of the time periods referenced in this Section 6.2(a) shall be tolled during any period of time during which the Seller or any Principal violates this Section 6.2(a).  Notwithstanding the foregoing provisions of this Section 6.2(a), a Principal may own securities in any publicly held Person that is covered by the restrictions set forth in this Section 6.2(a), but only to the extent that such Principal does not own, of record or beneficially, more than two percent (2%) of the outstanding beneficial ownership of such Person.

(b)                                 Reasonableness.  The Parties acknowledge and agree that the limitations imposed by this Section 6.2 as to time, geographical area, and scope of activity being restrained are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Buyer.  The Principals further acknowledge that the above restrictions placed upon them are necessary for the reasonable and proper protection of the Business and that in the event any such restrictions are operative, the Principals will be able to engage in other businesses and employment for the purposes of earning a livelihood.

(c)                                  Severability.  If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.2 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce or modify the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Section 6.2 shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

6.3                               Non-Solicitation.  For a period of three (3) years from and after the Closing Date, neither the Seller nor any Principal shall, directly or indirectly, (i) discourage any person from accepting employment with or being hired by the Buyer or any affiliate or franchisee of the Buyer or (ii) solicit the employment or services of, or cause or attempt to cause to leave the employment or service of the Buyer or any affiliate or franchisee of the Buyer, any person who or which is employed by, or otherwise engaged to perform services for, the Buyer or any affiliate or franchisee of the Buyer (whether in the capacity of employee, consultant, independent contractor or otherwise) or had been an employee, consultant or independent contractor of the Buyer or any of its affiliates or franchisees within the previous six (6) months; provided, however, that the running of such time period shall be tolled during any period of time during which the Seller or any Principal violates this Section 6.3; and provided further, however, that nothing contained in this Agreement shall preclude the solicitation of any such person who (x) contacts the Seller or any Principal on his or her own initiative, (y) responds to a general solicitation of employment through an advertisement not specifically directed at the Business or its employees, independent contractors, or leased labor, or (z) is referred to the Seller or any Principal through a search firm, employment agency, or similar entity, provided such entity has not been specifically instructed to solicit employees, independent contractors, or leased labor of the Business.

6.4                               Access to Records.  The Seller and the Buyer will (i) each provide each other with such assistance as may reasonably be requested by the other such Party in connection with (a) the preparation of any Tax Return, audit or other examination by any Governmental Authority or judicial or administrative proceedings relating to liability for Taxes relating to the Assets or (b) the Retained Liabilities or Assumed Liabilities, as applicable, (ii) each retain and provide the other with any records or other information that may be relevant to such Tax Return, audit or examination, proceeding, determination or Retained Liabilities or Assumed Liabilities, and (iii) each provide the other with notice of any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period.  In the event that either the Buyer or the Seller is audited in connection with any Taxes relating to the Assets, the Party being audited will notify the other Party of such audit and will not object to the other Party’s appearance in the audit.  To the extent that the Buyer’s obligation under this Section 6.4 necessitates providing access to the Assets or Seller Facilities, upon reasonable prior notice to the Buyer, the Buyer shall afford the Seller and its representatives, who shall have agreed in writing with the Buyer to be bound by a confidentiality agreement in form satisfactory to the Buyer, access, during regular business hours, to the Assets and the Seller Facilities, including books and records and other documents and data related to the Assets, such rights of access to be exercised in a manner that does not interfere with the operations of the Buyer.

6.5                               Landlord Fees.  The Seller and the Buyer shall each bear fifty percent (50%) of the cost of any landlord or third party fees (including reasonable attorneys’ fees of the landlord’s counsel) or expenses incurred in connection with obtaining the consents and approvals of such landlords or third parties to the assignment by the Seller to the Buyer of the Assumed Leases and other Assigned Contracts, whether incurred before or after the Closing Date, including the costs of any amendments required in connection with such consents or approvals (which shall include reasonable fees of the landlord’s counsel, as applicable).   Notwithstanding anything herein to the contrary, the Seller shall bear one hundred percent (100%) of any increased rent, or the costs of any other similar change to the primary economic terms of an Assumed Lease or Assigned Contract, for the remainder of the lease term in effect on the Closing Date, incurred in connection with obtaining any such consent or approval.

6.6                               Rent Payments.  The Seller shall timely pay the monthly rent payments, including any common area maintenance payments, to the landlords of the Seller Facilities for the calendar month in which the Closing Date falls and the immediately following calendar month.  After the Closing, the Buyer shall reimburse the Seller for the Buyer’s pro rata portion of such rent payments, which may be one hundred percent (100%), allocable to periods ending on or after the Closing Date.  The Seller shall provide to the Buyer evidence of such payments made after the Closing Date within five (5) days after such payments are made and shall provide to the Buyer a list of all landlord addresses for purposes of rent payments.

6.7                               Accounts Receivable Post-Closing.  Amounts received by the Seller after the Closing in respect of any Assets, including in particular accounts receivable, shall be held in trust by the Seller for the benefit of the Buyer and shall be paid over to the Buyer on no less than a weekly basis.  Amounts received by the Buyer after the Closing in respect of any Excluded Assets shall be held in trust by the Buyer for the benefit of the Seller and shall be paid over the Seller on no less than a weekly basis.

6.8                               Transition Services.  If the Buyer reasonably determines that any Excluded Assets are necessary to run the Business, the Seller shall make the Excluded Assets (and required personnel of the Seller) available for use by the Buyer during a reasonable transition period following the Closing, not to exceed ninety days, pursuant to a transition services agreement in a customary form mutually agreed upon by the Seller and the Buyer.  If the Seller reasonably determines that any Assets are necessary to run the Seller’s other businesses, the Buyer shall make the Assets (and required personnel of the Buyer) available for use by the Seller during a reasonable transition period following the Closing, not to exceed ninety days, pursuant to a transition services agreement in a customary form mutually agreed upon by the Seller and the Buyer.  In either case, the Buyer or the Seller, as the case may be, shall reimburse the Seller or the Buyer for the actual costs of providing such transition services.

ARTICLE VII
CERTAIN TAX MATTERS

7.1                               Seller’s Liability for Taxes.  The Seller shall be liable for (A) any Taxes imposed with respect to the Business or any Assets or any income or gain derived with respect thereto for the taxable periods, or portions thereof, ended on or before the Closing Date and (B) any Transfer Taxes for which the Seller is liable pursuant to Section 7.3.

7.2                               Buyer’s Liability for Taxes.  The Buyer shall be liable for (A) any Taxes imposed with respect to the Business or any Assets or any income or gain derived with respect thereto for the taxable periods, or portions thereof, beginning on or after the Closing Date and (B) any Transfer Taxes for which the Buyer is liable pursuant to Section 7.3.

7.3                               Transfer Taxes.  The Seller and the Buyer agree to use their Commercially Reasonable Efforts to mitigate, reduce or eliminate any sales, use, excise, value added, transfer, stamp, documentary, filing, recordation, registration, real estate transfer and other similar Taxes, charges or fees imposed by or on behalf of or payable to any Governmental Authority (“Transfer Taxes”) (including, but not limited to, the resale exemptions allowed under Colo. Rev. Stat. §39-26-102(19)(a) for the inventory portion of the Assets, as applicable to the Assets and Business), and to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Taxes that result from, relate to, or arise in connection with the sale and transfer of the Assets or Business pursuant to this Agreement and the other transactions contemplated hereby.  To the extent any such Transfer Taxes exist, the Buyer and the Seller shall each bear 50% of any such Transfer Taxes that result from, relate to, or arise in connection with the sale and transfer of the Assets or Business pursuant to this Agreement and the other transactions contemplated hereby.   The Seller and the Buyer shall cooperate with one another in the preparation of any necessary Tax Returns and other related documentation with respect to such Transfer Taxes (including any exemption certificates and forms as each may request to establish an exemption from (or otherwise reduce) or make a report with respect to Transfer Taxes).

7.4                               Property Taxes.  With respect to any real property, personal property, ad valorem and other similar Tax (“Property Taxes”), including payments in-lieu-of Property Taxes, assessed on any of the Assets for a Tax period that begins on or before and ends after the Closing Date (a “Straddle Period”), the liability for such Property Taxes shall be prorated on a daily basis between the Seller and the Buyer as of the Closing Date, (a) with the Seller being liable for the portion of such Property Taxes equal to the product of (i) the amount of such Property Taxes for the entirety of the Straddle Period, multiplied by (ii) a fraction, the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date and the denominator of which is the total number of days in the Straddle Period, and (b) with the Buyer being liable for the remainder of such Property Taxes.

7.5                               Employee Withholding and Reporting Matters.  With respect to Company Employees, the Buyer shall, in accordance with and to the extent permitted pursuant to Revenue Procedure 2004 53, assume all responsibility for preparing and filing each Form W 2, Wage and Tax Statement, Form W 3, Transmittal of Income and Tax Statements, Form 941, Employer’s Quarterly Federal Tax Return, Form W 4, Employee’s Withholding Allowance Certificate, and Form W 5, Earned Income Credit Advance Payment Certificate.  The Seller and the Buyer agree to comply with the procedures described in Section 5 of the Revenue Procedure 2004 53.

ARTICLE VIII
TERMINATION

8.1                               Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                                 By the mutual written consent of the Buyer and the Seller;

(b)                                 By the Seller in writing, without liability, if the Buyer shall (i) fail to perform in any material respect the agreements contained herein required to be performed by it on or prior to the Closing Date, or (ii) materially breach any of its representations, warranties or covenants contained herein, which failure or breach is not cured within fifteen (15) days after the Seller has notified the Buyer in writing of the Seller’s intent to terminate this Agreement pursuant to this subparagraph (b);

(c)                                  By the Buyer in writing, without liability, if the Seller shall (i) fail to perform in any material respect the agreements contained herein required to be performed by it on or prior to the Closing Date, or (ii) materially breach any of its representations, warranties or covenants contained herein, which failure or breach is not cured within fifteen (15) days after the Buyer has notified the Seller in writing of the Buyer’s intent to terminate this Agreement pursuant to this subparagraph (c);

(d)                                 By the Buyer in writing, without liability, if the Seller will not be able to validly assign, in the Buyer’s reasonable discretion, such material Assumed Leases specifically set forth on Schedule 8.1(d) at the Closing and the Seller cannot provide reasonable assurance that such Assumed Leases will be validly assigned at Closing within ten (10) days after the Buyer has notified the Seller in writing of the Buyer’s intent to terminate this Agreement pursuant to this subparagraph (d);

(e)                                  By either the Seller or the Buyer in writing, without liability, if there shall be any order, writ, injunction or decree of any Governmental Authority binding on the Buyer or the Seller, which prohibits or restrains the Buyer or the Seller from consummating the transactions contemplated hereby, provided that the Buyer and the Seller shall have used their Commercially Reasonable Efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within thirty (30) days after entry, by any such Governmental Authority; or

(f)                                   By either the Seller or the Buyer in writing, at its sole election, without liability, if (i) all conditions to the Closing required hereby have not been met or waived on or before August 31, 2014 or (ii) the Closing has not occurred on or before such date; provided, however, that neither the Seller nor the Buyer shall be entitled to terminate this Agreement pursuant to this subparagraph (f) if such Party is in material breach of any of its representations, warranties or covenants in this Agreement and such breach has been a material factor in delaying the Closing.

8.2                               Effect of Termination.  Termination of this Agreement pursuant to this Article VIII shall terminate all obligations of the Parties hereunder, except for the obligations under Section 5.6, Section 10.2, Section 10.4, Section 10.11 and this Section 8.2; provided, however, that termination pursuant to subparagraphs (b) or (c) of Section 8.1 shall not relieve a defaulting or breaching Party from any liability to the other Party hereto.

ARTICLE IX
INDEMNIFICATION

9.1                               Indemnification by the Seller and the Principals.  Subject to the provisions of this Section 9.1, the Seller and the Principals hereby agree, jointly and severally, to indemnify, defend and hold harmless the Buyer, the Buyer’s affiliates and their respective officers, directors, stockholders, partners, members, employees and agents (collectively, “Buyer Indemnified Persons”) from and against any losses, liabilities, claims, obligations, damages (including diminution in value), strict liability, environmental responsibility, fines, penalties, assessments, deficiencies, actions, causes of action, arbitrations, proceedings, remediations, judgments, settlements, violations or alleged violations of law, costs and expenses (including reasonable attorneys’ fees and all other expenses incurred in investigating, preparing, or defending any litigation or proceeding, commenced or threatened) (collectively, “Buyer Damages”) arising out of or resulting from:

(a)                                 any breach of any representation or warranty the Seller or any Principal has made in this Agreement or in any other certificate or document the Seller or any Principal has delivered pursuant to this Agreement;

(b)                                 any breach by the Seller or any Principal of any of their respective covenants or obligations in this Agreement;

(c)                                  the Retained Liabilities;

(d)                                 any Vendor Payments;

(e)                                  any accounts payable, or portion thereof or fees or penalties imposed in connection therewith, that are beyond the relevant repayment terms as of the Closing Date;

(f)                                   Seller Lease Adjustments;

(g)                                  non-compliance with the provisions of the bulk sales or bulk transfer laws of any jurisdiction, to the extent applicable to the transactions contemplated hereby;

(h)                                 (A) the hire or employment by the Seller of any employee or independent contractor employed or engaged by the Seller prior to the Closing Date, or (B) the termination of employment or engagement by the Seller of any employee or independent contractor of the Seller, whether or not such employee or independent contractor is hired by the Buyer or one of its affiliates, and whether or not such Buyer Damages arise under a Contract, Seller Benefit Plan, applicable law or otherwise;

(i)                                     any claim by any person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such person with the Seller or any Principal in connection with the transactions contemplated by this Agreement;

(j)                                    any and all Taxes or Transfer Taxes for which Seller is responsible in accordance with Article VII;

(k)                                 the Goldberg Employment Agreement, and any and all payments that may be owed at any time thereunder;

(l)                                     any bonuses payable by the Seller to any employee of the Seller as a result of the transactions contemplated by this Agreement, including any severance payments that are payable as a result of such contemplated transactions (and, for clarity, excluding any severance or other payments that become payable to any Company Employee after the Closing under policies or agreements in effect under the Buyer’s ownership of the Business); or

(m)                             any allegation by a third party of any of the foregoing.

9.2                               Indemnification by the Buyer.  Subject to the provisions of this Section 9.2, the Buyer hereby agrees to indemnify, defend and hold harmless the Seller, the Seller’s affiliates and their respective officers, directors, shareholders, partners, members, employees, agents and affiliates (collectively, the “Seller Indemnified Persons”) from and against any losses, liabilities, claims, obligations, damages (including diminution in value), strict liability, fines, penalties, assessments, deficiencies, actions, causes of action, arbitrations, proceedings, remediations, judgments, settlements, violations or alleged violations of law, costs and expenses (including reasonable attorneys’ fees and all other expenses incurred in investigating, preparing, or defending any litigation or proceeding, commenced or threatened) (collectively, “Seller Damages,” and, together with the Buyer Damages, the “Damages”) arising out of or resulting from:

(a)                                 any breach of any representation or warranty the Buyer has made in this Agreement or in any other certificate or document the Buyer has delivered pursuant to this Agreement;

(b)                                 any breach by the Buyer of its covenants or obligations in this Agreement;

(c)                                  the Assumed Liabilities;

(d)                                 (A) the post-Closing employment by the Buyer of any Company Employee, or (B) the termination of employment by the Buyer of any Company Employee, whether or not such Seller Damages arise under a Contract, applicable law or otherwise;

(e)                                  any claim by any person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such person with the Buyer in connection with the transactions contemplated by this Agreement;

(f)                                   any and all Taxes or Transfer Taxes for which Buyer is responsible in accordance with Article VII; or

(g)                                  any allegation by a third party of any of the foregoing.

9.3                               Limitations on Indemnification.

(a)                                 Except with respect to Buyer Damages arising out of a breach of the representations under Sections 4.1(a) (Organization of the Seller), 4.1(b) (Authorization), 4.1(g)(i) (Assets), 4.1(j) (Benefit Plans/ERISA), 4.1(n) (Tax Matters), 4.1(o) (Environmental) and 4.1(r) (Brokers’ Fees) (collectively, the “Seller Excluded Representations”), the maximum aggregate liability of the Seller for Buyer Damages for any matter described under Section 9.1(a) shall not exceed in the aggregate an amount that is equal to $3,500,000 (the “Cap”).  The maximum aggregate liability of the Seller for Buyer Damages arising out of a breach of the Seller Excluded Representations shall not exceed in the aggregate an amount that is equal to $35,000,000 (the “Special Cap”).

(b)                                 The maximum aggregate liability of the Buyer for Seller Damages for any matter described under Section 9.2(a) shall not exceed, in the aggregate, an amount equal to the Special Cap.

(c)                                  Except with respect to Buyer Damages arising out of a breach of the Seller Excluded Representations, no Buyer Indemnified Person may bring a Claim (as hereinafter defined) and recover Buyer Damages for any matter described under Section 9.1(a) unless the amount of Buyer Damages relating to all such Claims exceeds in the aggregate $350,000 (the “Basket”), in which case the Seller shall thereafter, subject to the Cap, be liable for all such Buyer Damages in excess of $200,000.

(d)                                 Except with respect to Seller Damages arising out of a breach of the Buyer Excluded Representations, no Seller Indemnified Person may bring a Claim and recover Seller Damages for any matter described under Section 9.2(a) unless the amount of Seller Damages relating to all such Claims exceeds in the aggregate the Basket, in which case the Buyer shall thereafter, subject to the Cap, be liable for all such Seller Damages in excess of $200,000.

(e)                                  Neither the Buyer Indemnified Parties nor the Seller Indemnified Parties shall be entitled to recover more than once for any Damages that may have resulted from the breach of a representation, warranty, covenant or agreement contained in this Agreement from the occurrence of a single event.

(f)                                   Notwithstanding anything contained herein to the contrary, the foregoing limitations shall not apply in the case of a determination of fraud by a final and non-appealable order of judgment of a court of competent jurisdiction.

(g)                                  For purposes of determining whether a breach or a violation of any representation or warranty in this Agreement has occurred, each representation or warranty in this Agreement will be read and construed to include all “material,” “in all material respects” and other qualifiers expressly set forth in the applicable representation or warranty. However, the determination of the amount of Damages resulting from a breach of any representation or warranty contained in this Agreement shall be made by disregarding and not giving effect to “material,” “in all material respects” or other qualifiers used in such representation or warranty, and instead by construing such representation or warranty as if such terms were deleted.

(h)                                 The amount of any and all Damages under this Article IX shall be determined net of any indemnity, contribution or other similar amount paid to the Indemnified Parties from any insurer or other third party with respect thereto, net of any costs incurred due to insurance or other third party recoveries, including those that may result from retrospective premium adjustments, experience-based premium adjustments and indemnification obligations.

9.4                               Indemnification Procedure.

(a)                                 Promptly after receipt by a Person entitled to indemnification hereunder (the “Indemnified Party”) of written notice of the institution of any legal proceeding, or of any claim or demand, asserted by a third party (a “Third Party Claim”) against the Indemnified Party with respect to which a claim for indemnification is to be made pursuant to Section 9.1 or 9.2 herein, the Indemnified Party shall give written notice to the other party (the “Indemnifying Party”) of such Third Party Claim; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party is prejudiced by the delay.  The Indemnifying Party shall be entitled to participate in and to assume the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party, and after notice from the Indemnifying Party to such Indemnified Party of such assumption of defense, and, provided that the Indemnifying Party continues to diligently pursue such defense, the Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof.  No Indemnifying Party will enter into any settlement with respect to such Third Party Claim without the prior written consent of the

Indemnified Party, unless such settlement (a) requires solely the payment of money damages by the Indemnifying Party and (b) includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Party and the persons for whom the Indemnified Party is acting or who are acting on behalf of the Indemnified Party from all liability in respect of the proceeding giving rise to the Third Party Claim.

(b)                                 Any claim by an Indemnified Party on account of Damages which does not result from a Third Party Claim (a “Direct Claim” and, either a Direct Claim or a Third Party Claim, a “Claim”) will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party is prejudiced by the delay.  Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail.  The Indemnifying Party will have a period of thirty (30) days within which to respond in writing to such Direct Claim, disputing the Direct Claim or the amount of Damages relating to such Direct Claim.  If the Indemnifying Party does not timely dispute the Direct Claim or the Damages relating thereto, the Indemnifying Party will be deemed to have accepted such claim, in which event the Indemnifying Party will be required to pay such amounts in accordance with Section 9.5 hereof.

9.5                               Payment.  Payment of any amounts due pursuant to this Article IX shall be made within ten (10) Business Days after written notice of such amount due is sent by the Indemnified Party.

9.6                               Right of Offset.  The Buyer shall offset one (1) or more unpaid Note Payments by an aggregate amount equal to the Buyer’s good faith estimate of the maximum Buyer Damages for which the Buyer has a right of indemnification from the Seller or any Principal upon written notice to the Seller and such Principal irrespective of whether a final, non-appealable judgment with respect to such damages has been obtained.  If the Buyer offsets any Note Payment pursuant to this Section 9.6 and the value of Buyer Damages resulting from the applicable Claim is subsequently reduced, whether due to the receipt of a final, non-appealable judgment or a subsequent evaluation of the Buyer’s good faith estimate of maximum Buyer Damages, the Buyer shall pay to the Seller such portion of the offset Note Payment(s) equal to the amount by which the value of the Buyer Damages has been reduced.  The Seller and the Principals shall remain obligated to the Buyer for the net aggregate amount owed by the Seller or the Principals to the Buyer pursuant to this Article IX that is not offset against a Note Payment, and shall pay such amount to the Buyer within ten (10) Business Days of receipt of written notice from the Buyer that the remaining Note Payments are insufficient to fully satisfy such amount through offset.  The Buyer shall exhaust its right of offset against Note Payments prior to proceeding directly against the Seller or any Principal for indemnifiable amounts.

9.7                               Equitable Relief.  The Parties mutually agree that if a violation of any covenant contained in Section 5.6, 6.2 or 6.3 occurs by the Seller or any Principal, such violation may cause irreparable injury to the Buyer and the remedy at law for any such violation may be inadequate.  The Parties further agree that if the Seller or any Principal violates Section 5.6, 6.2 or 6.3, it would be difficult to determine the entire cost, damage or injury which the Buyer or its affiliates would sustain.  The Parties agree that, upon any breach or anticipated breach by the Seller or any Principal of any covenant contained in Section 5.6, 6.2 or 6.3, the Buyer or its affiliates shall have the right, in addition to any other rights that may be available to them, to obtain in any court of competent jurisdiction injunctive relief to restrain any violation by the Seller or any Principal of such Section(s) or to compel specific performance by the Seller or any Principal of one or more of their obligations under such Section(s) (any requirements for posting of bonds for injunction are hereby expressly waived or reduced to the maximum extent permitted by applicable law).  The seeking or obtaining by the Buyer or its affiliates of such injunctive relief shall not foreclose or in any way limit the right of the Buyer to obtain a money judgment against the Seller for any damage to the Buyer or its affiliates that may result from any breach by the Seller or any Principal of Section 5.6, 6.2 or 6.3.

9.8                               Exclusive Remedy.  The Parties agree that the sole and exclusive remedy of any Party hereto or their respective affiliates with respect to this Agreement and any other agreement delivered by either the Seller or the Buyer in connection with the transactions contemplated hereunder or any other claims relating to the Business, the events giving rise to this Agreement or the transactions contemplated hereunder, shall be limited to the indemnification provisions of this Article IX, Section 2.2, Section 8.2 and Article VII; provided, however, that this limitation shall not apply in the event of a determination of fraud by a final and non-appealable order of judgment of a court of competent jurisdiction or with respect to claims for injunctive or other equitable relief provided for in this Agreement.

9.9                               Adjustment to Purchase Price.  All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by applicable law.  No Indemnifying Party shall be required to indemnify an Indemnified Party for Damages to the extent included in the calculation of any adjustment of the Purchase Price or the Closing Cash Payment pursuant to Section 2.2, 2.3 or 2.4, unless such adjustment was not paid or borne by the Seller.

9.10                       Effect of Knowledge of Inaccuracies.  The Parties agree that a Buyer Indemnified Person’s rights to indemnification for any Buyer Damages shall not be affected or waived by virtue of (and the Buyer shall be deemed to have relied upon the express representations and warranties set forth herein notwithstanding) any knowledge on the part of the Buyer of any inaccuracy of any such representation or warranty of the Seller or any Principal expressly set forth in this Agreement, regardless of whether such knowledge was obtained through the Buyer’s own investigation or through disclosure by the Seller, any Principal or another Person, and regardless of whether such knowledge was obtained before or after the execution and delivery of this Agreement.

ARTICLE X
MISCELLANEOUS

10.1                        Nature and Survival of Representations.  The representations and warranties of the Buyer, the Seller and the Principals contained in this Agreement shall survive the Closing until the eighteen (18) month anniversary of the Closing Date; provided, however, that (a) the representations and warranties made in Section 4.1(j) (Benefit Plans/ERISA), Section 4.1(n) (Tax Matters) or Section 4.1(o) (Environmental) shall survive the Closing until sixty (60) days following the expiration of the applicable statute of limitations, and (b) the representations and warranties made in Section 4.1(a) (Organization of the Seller), Section 4.1(b) (Authorization), Section 4.1(g)(i) (Assets), Section 4.1(r) (Brokers’ Fees), Section 4.2(a) (Organization of the Buyer), Section 4.2(b) (Authorization), or Section 4.2(e) (Brokers’ Fees) shall survive the Closing indefinitely.  Notwithstanding the immediately preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement will survive the time at which it would otherwise terminate pursuant to the immediately preceding sentence if written (i) notice of the inaccuracy or breach thereof giving rise to such right of indemnity and (ii) demand for indemnification shall have been given to the Party against whom such indemnity may be sought prior to such time; provided, however, that the applicable representation or warranty will survive only with respect to the particular inaccuracy or breach specified in such written notice.  All covenants and agreements of the Parties contained in this Agreement shall survive the Closing indefinitely.

10.2                        Notices.  All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given upon actual receipt by the party to whom addressed or if personally delivered or sent by registered or certified mail (return receipt requested) with postage and registration or certification fees thereon prepaid or by a reputable, nationally-recognized overnight courier, to the other Party at the following addresses (or at such other address as shall be given in writing by any Party to the other):

If to the Buyer:

Mattress Firm, Inc.

5815 Gulf Freeway

Houston, Texas 77023

Attention:  Chief Financial Officer

Facsimile No.:  713-921-4053

Email:    Jim.Black@mattressfirm.com

With a copy (which shall not constitute notice) to:

Mattress Firm, Inc.

5815 Gulf Freeway

Houston, Texas 77023

Attention:  General Counsel

Facsimile No.:  713-921-4053

Email:    kindel.elam@mattressfirm.com

And with a copy (which shall not constitute notice) to:

Fulbright & Jaworski LLP
Fulbright Tower

1301 McKinney, Suite 5100

Houston, Texas 77010

Attention: Gene G. Lewis

Facsimile No.: (713) 651-5246

Email:  gene.lewis@nortonrosefulbright.com

If to the Seller or the Principals:

Mattress Liquidators, Inc.

5333 North Bannock Street

Denver, CO 80216

Attention: David Dolan

Email:  mattkingdolan@mattresskingcolo.com

With a copy (which shall not constitute notice) to:

Davis Graham & Stubbs LLP

1550 Seventeenth Street, Suite 500

Denver, CO 80202

Attention: Kristin L. Lentz

Facsimile:  (303) 892-1379

Email:  Kristin.Lentz@dgslaw.com

The Buyer and the Seller agree to promptly advise the other Parties hereto of any change of address from that so set forth.

10.3                        Successors and Assigns.  This Agreement, and all rights and powers granted hereby, will bind and inure to the benefit of the Parties hereto and their respective successors and assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the Parties hereto without the prior written consent of the other Parties hereto, nor is this Agreement intended to confer upon any other Person except the Parties hereto any rights or remedies hereunder.

10.4                        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to the choice or conflict of law principles thereof.  In respect of any action, suit or other proceeding relating to this Agreement brought by the Buyer, each Party hereby irrevocably submits to the non-exclusive jurisdiction of any state or federal court located in Denver, Colorado, and in respect of any action, suit or other proceeding relating to this Agreement brought by the Seller or any Principal, each Party hereby irrevocably submits to the non-exclusive jurisdiction of any state or federal court located in Houston, Texas.

10.5                        Headings.  The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction, or effect.

10.6                        Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one instrument.

10.7                        Further Assurances.  The Parties hereby agree to perform, execute or deliver, or cause to be performed, executed or delivered, such further acts, assurances and instruments as any Party may reasonably require to complete or perfect the conveyance and transfer to the Buyer of all of the Seller’s right, title and interest in and to the Assets free and clear of any and all Encumbrances consistent with this Agreement, and to do any and all such further acts and things as may be reasonably necessary to effect completely the intent of this Agreement.

10.8                        Amendment and Waiver.  The Parties may by mutual written agreement amend this Agreement in any respect; and any Party, as to such Party, may (a) extend the time for the performance of any of the obligations of any other Party; (b) waive any inaccuracies in representations by any other Party; (c) waive compliance by any other Party with any of the agreements contained herein and performance of any obligations by such other Party; and (d) waive the fulfillment of any condition that is precedent to the performance by such Party of any of its obligations under this Agreement.  To be effective, any such amendment or waiver must be in writing and be signed by the Party against whom enforcement of the same is sought.

10.9                        Entire Agreement.  This Agreement and the Schedules and Exhibit hereto, each of which is hereby incorporated herein, the Confidentiality Agreement, and the other documents executed and delivered pursuant hereto and contemporaneously herewith, set forth all of the representations, warranties, promises, covenants, agreements, conditions, and undertakings between the Parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written.  This Agreement does not, and is not intended to, confer upon any Person (other than the Buyer Indemnified Persons and Seller Indemnified Persons pursuant to Article IX) any rights or remedies hereunder.

10.10                 Severability.  The invalidity of any one or more covenants, phrases, clauses, sentences, or paragraphs of this Agreement shall not affect the remaining portions of this Agreement, or any part thereof, and in case of any such invalidity this Agreement shall be construed as if such invalid covenants, phrases, clauses, sentences, or paragraphs had not been inserted.

10.11                 Expenses.  Except as otherwise expressly agreed herein, the Buyer, on the one hand, and the Seller and the Principals on the other hand, will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

10.12                 Interpretation.  Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.  If a word or phrase is defined, its other grammatical forms have a corresponding meaning.  A reference to a person, corporation, trust, estate, partnership, or other entity includes any of them.  A reference to any agreement or document (including a reference to this Agreement) is to the agreement or document as amended, varied, supplemented, novated or replaced, except to the extent prohibited by this Agreement or that other agreement or document.  A reference to any Party to this Agreement or another agreement or document includes the Party’s permitted successors and assigns.  A reference to a statute, regulation or other law includes any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder.  A reference to a writing includes a facsimile or email transmission of it and any means of reproducing of its words in a tangible and permanently visible form.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified. The word “including,” “include,” “includes” and all variations thereof shall mean “including, without limitation”.  The Schedules attached to this Agreement are incorporated herein by reference and made a part of this Agreement.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  The word “or” will have the inclusive meaning represented by the phrase “and/or”.  “Shall” and “will” have equal force and effect.  Unless otherwise specified, all references to a specific time of day in this Agreement shall be based upon Central Standard Time or Central Daylight Savings Time, as applicable, on the date in question in Houston, Texas.  References to “$” or to “dollars” shall mean the lawful currency of the United States of America.  No action shall be required of the Parties except on a Business Day and in the event an action is required on a day which is not a Business Day, such action shall be required to be performed on the next succeeding day which is a Business Day.   All references to “day” or “days” shall mean calendar days unless specified as a “Business Day.”  Time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the time period commences and including the day on which the time period ends and by extending the period to the next Business Day following if the last day of the time period is not a Business Day.  The term “Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in Houston, Texas are authorized or required by law to close and the term “Person” means any individual, joint venture, corporation, general or limited partnership, limited liability company or other entity.

10.13                 Virtual Closing.  A signature page to this Agreement or any other document prepared in connection with the transactions contemplated hereby which contains a copy of a Party’s signature and which is sent by such Party or its agent with the apparent intention (as reasonably evidenced by the actions of such Party or its agent) that it constitute such Party’s execution and delivery of this Agreement or such other document, including a document sent by facsimile transmission or by email in portable document format (pdf), shall have the same effect as if such Party had executed and delivered an original of this Agreement or such other document.  Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, shall be disregarded in determining the Party’s intent or the effectiveness of such signature.

 [SIGNATURES BEGIN ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first written above.

SELLER:

MATTRESS LIQUIDATORS, INC.

By:	/s/ David Dolan
Name:	David Dolan
Title:	Chief Executive Officer

PRINCIPALS:

/s/ Sarah Dolan
Name:	Sarah Thomas

/s/ David Dolan
Name:	David Dolan

BUYER:

MATTRESS FIRM, INC.

By:	/s/ Jim R. Black
Name:	Jim R. Black
Title:	Executive Vice President and Chief Financial Officer

(Signature Page to Asset Purchase Agreement)

SCHEDULES

The following schedules and exhibits have been omitted from the copy of this Asset Purchase Agreement filed with the Securities and Exchange Commission. Mattress Firm Holding Corp. hereby agrees to furnish a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request therefor.

SCHEDULES:

Schedule 1.1	Specific Permitted Encumbrances
Schedule 1.1(b)	Seller Facilities
Schedule 1.1(c)(i)	Existing Leases
Schedule 1.1(c)(iii)	Assigned Contracts
Schedule 1.1(k)	Vehicles
Schedule 1.2(a)	Excluded Assets
Schedule 1.3	Vehicle Liabilities
Schedule 2.2(b)	Calculation of Base Amount
Schedule 2.3	Vendor Payments
Schedule 4.1(c)	Third Party and Governmental Consents (Seller)
Schedule 4.1(d)	Capitalization
Schedule 4.1(f)	Financial Statements
Schedule 4.1(g)(i)	Encumbrances to be Released at Closing
Schedule 4.1(g)(ii)	Assets used in the Operation and Conduct of the Business
Schedule 4.1(g)(iii)	Intellectual Property
Schedule 4.1(h)	Oral Contracts
Schedule 4.1(i)	Employees
Schedule 4.1(k)	Subsequent Events
Schedule 4.1(n)(i)	Tax Matters
Schedule 4.1(o)	Environmental Matters
Schedule 4.1(p)(ii)	Exercise of Renewal Options
Schedule 4.1(p)(iii)	Assumed Leases
Schedule 4.1(q)	Insurance
Schedule 5.7	Renewal Option Notices
Schedule 8.1(d)	Material Assumed Leases

EXHIBITS:
Exhibit A	Form of Promissory Note